Exhibit 2(a)

STOCK AND ASSET PURCHASE AGREEMENT

BY AND AMONG

PROTECTIVE LIFE CORPORATION,

PROTECTIVE LIFE INSURANCE COMPANY,

FORTIS, INC.

AND

DENTAL CARE HOLDINGS, INC.

JULY 9, 2001

                                                 TABLE OF CONTENTS
ARTICLE 1 DEFINITIONS.........................................................................
   Section 1.1        Definitions.............................................................
ARTICLE 2 SALE OF THE COMPANIES' SHARES AND CERTAIN ASSETS; ASSUMPTION OF CERTAIN LIABILITIES.
   Section 2.1        Transfer and Acquisition of Shares......................................
   Section 2.2        Transfer and Acquisition of Assets......................................
   Section 2.3        Assumed Liabilities.....................................................
ARTICLE 3 AMOUNT AND PAYMENT OF PURCHASE PRICE................................................
   Section 3.1        Purchase Price..........................................................
   Section 3.2        Payment of Estimated Purchase Price.....................................
   Section 3.3        Closing Date Equity Schedule............................................
   Section 3.4        Post Closing Adjustment.................................................
   Section 3.5        True-Up Accounting......................................................
   Section 3.6        Transfer Expenses.......................................................
ARTICLE 4 PROCEDURE FOR CLOSING...............................................................
   Section 4.1        Place and Date of Closing...............................................
   Section 4.2        Payments and Deliveries Made at Closing.................................
ARTICLE 5 REPRESENTATIONS AND WARRANTIES  CONCERNING SELLERS, PLAIC, EMPIRE AND THE BUSINESS..
   Section 5.1        Incorporation and Standing..............................................
   Section 5.2        Authorization...........................................................
   Section 5.3        No Conflict or Violation................................................
   Section 5.4        Consents and Approvals..................................................
   Section 5.5        Actions Pending.........................................................
   Section 5.6        Ownership of the Companies..............................................
   Section 5.7        Liens...................................................................
   Section 5.8        Business Employees......................................................
   Section 5.9        Business Employee Plans.................................................
   Section 5.10       Transferred Contracts and Other Agreements; No Defaults.................
   Section 5.11       No Brokers..............................................................
   Section 5.12       Compliance..............................................................
   Section 5.13       Purchased Assets........................................................
   Section 5.14       Absence of Certain Changes..............................................
ARTICLE 6 REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES AND THE BUSINESS............
   Section 6.1        Incorporation and Standing..............................................
   Section 6.2        Capitalization; Ownership of Stock......................................
   Section 6.3        Actions Pending.........................................................
   Section 6.4        Licenses and Permits....................................................
   Section 6.5        Material Contracts......................................................
   Section 6.6        Compliance..............................................................
   Section 6.7        Title to Assets.........................................................
   Section 6.8        Intellectual Property...................................................
   Section 6.9        Computer Programs.......................................................
   Section 6.10       Financial Statements....................................................
   Section 6.11       Taxes...................................................................
   Section 6.12       Absence of Certain Changes..............................................
   Section 6.13       Real Property...........................................................
   Section 6.14       Environmental Matters...................................................
   Section 6.15       Labor Matters...........................................................
   Section 6.16       Reserves................................................................
   Section 6.17       Subsidiaries............................................................
   Section 6.18       Insurance Policies......................................................
   Section 6.19       Investment Assets.......................................................
ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF FORTIS, PURCHASER, FBIC AND FFLIC.................
   Section 7.1        Incorporation and Standing..............................................
   Section 7.2        Authorization...........................................................
   Section 7.3        No Conflict or Violation................................................
   Section 7.4        Consents and Approvals..................................................
   Section 7.5        Actions Pending.........................................................
   Section 7.6        Ratings.................................................................
   Section 7.7        No Brokers..............................................................
   Section 7.8        Investment Intent of Purchaser..........................................
   Section 7.9        Investment Company......................................................
   Section 7.10       Financing...............................................................
   Section 7.11       Sophisticated Purchaser.................................................
ARTICLE 8 PRE-CLOSING COVENANTS...............................................................
   Section 8.1        Conduct of Business.....................................................
   Section 8.2        Expenses................................................................
   Section 8.3        Access; Certain Communications..........................................
   Section 8.4        Regulatory and Contract Matters.........................................
   Section 8.5        Further Assurances......................................................
   Section 8.6        Notification of Certain Matters.........................................
   Section 8.7        Maintenance and Transfer of Records.....................................
   Section 8.8        Employee Matters........................................................
   Section 8.9        No Solicitations........................................................
   Section 8.10       Intercompany Balances and Transactions..................................
   Section 8.11       Facilities Plan.........................................................
   Section 8.12       Statutory Required Assets...............................................
   Section 8.13       Purchaser's Undertaking With Respect to the Business....................
   Section 8.14       WARN Act................................................................
   Section 8.15       Indemnity Reinsurance Agreements........................................
   Section 8.16       Transition Services.....................................................
   Section 8.17       Transfer of Capital Stock of Oracare....................................
   Section 8.18       Bidder Agreements.......................................................
   Section 8.19       New York Amendment......................................................
ARTICLE 9 TAX MATTERS REGARDING THE COMPANIES.................................................
   Section 9.1        Tax Indemnification; Tax Indemnification Basket.........................
   Section 9.2        Tax Sharing Agreements..................................................
   Section 9.3        Certain Taxes...........................................................
   Section 9.4        Tax Return Filing, Etc..................................................
ARTICLE 10 CONDITIONS PRECEDENT TO THE OBLIGATION OF FORTIS AND PURCHASER TO CLOSE............
   Section 10.1       Representations, Warranties and Covenants...............................
   Section 10.2       Related Agreements......................................................
   Section 10.3       Approvals and Consents..................................................
   Section 10.4       Injunction and Litigation...............................................
   Section 10.5       Material Adverse Effect.................................................
   Section 10.6       Required Deliveries at Closing..........................................
ARTICLE 11 CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS TO CLOSE.........................
   Section 11.1       Representations, Warranties and Covenants...............................
   Section 11.2       Related Agreements......................................................
   Section 11.3       Approvals and Consents..................................................
   Section 11.4       Injunction and Litigation...............................................
   Section 11.5       Required Deliveries at Closing..........................................
ARTICLE 12 POST-CLOSING COVENANT..............................................................
   Section 12.1       Cooperation.............................................................
   Section 12.2       Regulatory Compliance...................................................
   Section 12.3       Use of Names............................................................
   Section 12.4       Non-Competition.........................................................
   Section 12.5       Books and Records.......................................................
ARTICLE 13 SURVIVAL AND INDEMNIFICATION AND OTHER REMEDIES....................................
   Section 13.1       Survival of Representations and Warranties..............................
   Section 13.2       Obligation to Indemnify.................................................
   Section 13.3       Notice of Asserted Liability............................................
   Section 13.4       Opportunity to Defend...................................................
   Section 13.5       Exclusive Remedy........................................................
   Section 13.6       Cooperation and Minimization of Damages.................................
ARTICLE 14 TERMINATION PRIOR TO CLOSING.......................................................
   Section 14.1       Termination of Agreement................................................
   Section 14.2       Survival................................................................
   Section 14.3       Certain Obligations upon Termination....................................
ARTICLE 15 MISCELLANEOUS......................................................................
   Section 15.1       Publicity...............................................................
   Section 15.2       Notices.................................................................
   Section 15.3       Entire Agreement........................................................
   Section 15.4       Waivers and Amendments; Preservation of Remedies........................
   Section 15.5       Governing Law...........................................................
   Section 15.6       Dispute Resolution......................................................
   Section 15.7       Binding Effect; No Assignment...........................................
   Section 15.8       No Third Party Beneficiaries............................................
   Section 15.9       Expenses................................................................
   Section 15.10       Counterparts...........................................................
   Section 15.11       Headings...............................................................
   Section 15.12       Severability...........................................................
   Section 15.13       Waiver of Jury Trial...................................................

                                                 LIST OF SCHEDULES

Schedule 1.1(a)           --   Knowledge
Schedule 1.1(b)           --   Change in Control Agreements
Schedule 2.2(a)           --   Systems
Schedule 2.2(b)           --   Furniture, Equipment and Business Machines
Schedule 2.2(c)           --   Transferred Contracts
Schedule 2.2(d)           --   Intellectual Property
Schedule 2.2(g)           --   Prepaid Items
Schedule 2.3(b)           --   Vacation Policy
Schedule 2.3(c)           --   Retention and Stay Agreements
Schedule 5.3              --   Conflicts or Violations
Schedule 5.4              --   Consents and Approvals
Schedule 5.5              --   Actions Against Sellers, PLAIC and Empire
Schedule 5.8              --   Certain Business Employees
Schedule 5.9              --   Business Employee Plans
Schedule 5.10             --   Contract Defaults
Schedule 5.12             --   Licensed Jurisdictions
Schedule 5.13             --   Excluded Utilized Assets
Schedule 5.14             --   Sellers' Absence of Certain Changes
Schedule 6.1              --   Company Foreign Qualifications
Schedule 6.2              --   Capitalization and Ownership of Shares
Schedule 6.3              --   Actions Against Companies
Schedule 6.4              --   Licenses and Permits
Schedule 6.5              --   Material Contracts
Schedule 6.8              --   Companies' Intellectual Property
Schedule 6.9              --   Computer Programs
Schedule 6.10             --   Financial Statements
Schedule 6.11             --   Taxes
Schedule 6.12             --   Companies' Absence of Certain Changes
Schedule 6.13             --   Leases and Subleases
Schedule 6.15             --   Labor Matters
Schedule 6.18             --   Insurance Policies
Schedule 7.3              --   Purchaser's Conflicts or Violations
Schedule 7.4              --   Purchaser's Consents and Approvals
Schedule 7.5              --   Purchaser's Pending Actions
Schedule 8.8(a)           --   Purchaser Severance Benefits
Schedule 8.8(c)           --   PLC Severance Benefits
Schedule 8.10             --   Intercompany Agreements not to be Terminated
Schedule 8.11             --   Lease Credit Enhancements
Schedule 9.4(g)           --   Purchase Price Allocation
Schedule 10.3             --   Approvals and Consents Required to Close
Schedule 12.3             --   Use of Names
Schedule 12.4             --   List of No-Hire Employees

                                                 LIST OF EXHIBITS

Exhibit A         --       Form of Legal Opinion of Sutherland Asbill & Brennan LLP, counsel to Sellers

Exhibit B         --       Form of Assignment and  Assumption  Agreement of the  Transferred  Contracts and Assumed
                           Liabilities

Exhibit C         --       March Adjusted Equity Schedule

Exhibit D         --       Forms  Indemnity  Reinsurance  Agreements  between  each of FBIC and  FFLIC,  on the one hand, and each of PLICO, Empire and PLAIC, on the other hand

Exhibit E         --.......Indemnity Accounting Statement as of March 31, 2001

Exhibit F         --.......Form of License Agreement

STOCK AND ASSET PURCHASE AGREEMENT

        THIS STOCK AND ASSET PURCHASE AGREEMENT, dated as of July 9, 2001 (this “Agreement”), has been made and entered into by and among Protective Life Corporation, a Delaware corporation (“PLCu”), and Protective Life Insurance Company, a Tennessee corporation (“PLICO”) (together with PLC, the “Sellers” and each a “Seller”), and Fortis, Inc., a Nevada corporation (“Fortis”), and Dental Care Holdings, Inc., a Delaware corporation (“Purchaser”).

WITNESSETH:

        WHEREAS, Sellers, directly and by and through direct and indirect subsidiaries, conduct business commonly referred to as the Dental Benefits Division, which business consists of marketing, underwriting, issuing, selling and administering dental indemnity insurance business, prepaid managed dental care business, and minor blocks of employer- and employee-paid group disability, group ordinary life, group term life and other non-major medical “A&H” policies and such other business activities related thereto (collectively, the “Business”);

        WHEREAS, the Business is conducted in various legal entities, including:

        (a) United Dental Care, Inc., a Delaware corporation ("UDC") and a wholly owned subsidiary of PLICO;

        (b) UDC Life and Health Insurance Company, an Oklahoma corporation ("UDC Life"), United Dental Care of Missouri, Inc., a Missouri corporation ("UDC-MO"), and Denticare of Oklahoma, Inc., an Oklahoma corporation ("Denticare-OK"), each of which is a wholly owned subsidiary of UDC (collectively, the "UDC Subsidiaries"); and

        (c) The following other wholly owned subsidiaries of PLICO: Denticare of Alabama, Inc., an Alabama corporation ("Denticare-AL"); Denticare, Inc., a Florida corporation ("Denticare-FL"); Georgia Dental Plan, Inc., a Georgia corporation ("GDC"); Protective DentalCare, Inc., a Wisconsin corporation ("DentalCare-WI"); UDC Dental California, d/b/a United Dental Care of California, Inc., a California corporation ("UDC-CA"); United Dental Care of Colorado, Inc., a Colorado corporation ("UDC-CO"); United Dental Care of Michigan, Inc., a Michigan corporation ("UDC-MI"); United Dental Care of New Mexico, Inc., a New Mexico corporation ("UDC-NM"); United Dental Care of Texas, Inc., a Texas corporation ("UDC-TX"); UDC Ohio, Inc., d/b/a United Dental Care of Ohio, Inc., an Ohio corporation ("UDC-OH"); Denticare of Arkansas, Inc., an Arkansas corporation ("Denticare-AR"); Denticare, Inc., a Kentucky corporation ("Denticare-KY"); International Dental Plans, Inc., a Florida corporation ("IDP-FL"); Protective DentalCare of New Jersey, Inc., a New Jersey corporation ("DentalCare-NJ"); United Dental Care of Arizona, Inc., an Arizona corporation ("UDC-AZ"); United Dental Care of Indiana, Inc., an Indiana corporation ("UDC-IN"); United Dental Care of Nebraska, Inc., a Nebraska corporation ("UDC-NE"); United Dental Care of Pennsylvania, Inc., a Pennsylvania corporation ("UDC-PA"); United Dental Care of Utah, Inc., a Utah corporation ("UDC-UT"); and United Dental Care Insurance Company, an Arizona corporation ("UDCIC").

        Each of UDC, the UDC Subsidiaries, Denticare-AL, Denticare-FL, GDC, DentalCare-WI, UDC-CA, UDC-CO, UDC-MI, UDC-NM, UDC-TX, UDC-OH, Denticare-AR, Denticare-KY, IDP-FL, DentalCare-NJ, UDC-AZ, UDC-IN, UDC-NE, UDC-PA, UDC-UT and UDCIC is referred to as a “Company,” and collectively, as the “Companies.”

        WHEREAS, PLICO, Protective Life & Annuity Insurance Company, an Alabama corporation and wholly owned subsidiary of PLICO (“PLAIC”), and Empire General Life Assurance Corporation, a Tennessee corporation and wholly owned subsidiary of PLICO (“Empire”), also conduct certain aspects of, and hold certain assets relating to, the Business; and

        WHEREAS, Sellers wish to sell, and Purchaser wishes to purchase, all of the outstanding shares of capital stock of the Companies (collectively, the “Shares”), and certain assets used in connection with the Business and owned or held by Sellers, upon the terms and subject to the conditions set forth herein; and

        WHEREAS, Sellers and Purchaser wish to facilitate certain reinsurance arrangements relating to the Business.

        NOW, THEREFORE, in consideration of the premises and the covenants and conditions contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

        Section 1.1 Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

         "A&H Claim Reserves" means the aggregate reserves with respect to the Insurance Policies of the Companies determined in accordance with Modified GAAP and, for each Company, appropriately includable (i) on line 2 of the Liabilities page (page 3) of the NAIC Annual Statement Blank for health maintenance organizations (orange blank) for 2000, (ii) on line 1 of the Liabilities page (page 3) of the NAIC Annual Statement Blank for health maintenance organizations (orange blank) for 2001, (iii) on the comparable line in other forms of NAIC Annual Statement Blank, or (iv) to determine the same computation of the same liability if such Company is not required to file an NAIC Annual Statement Blank.

        “A&H Premiums Due and Deferred” means the aggregate of all premiums receivable (including, without limitation, due and deferred premiums) with respect to the Insurance Policies of the Companies determined in accordance with Modified GAAP and, for each Company, appropriately includable as a net admitted asset (i) on line 2 of the Assets page (page 2) of the NAIC Annual Statement Blank for health maintenance organizations (orange blank) for 2000, (ii) on line 10 of the Assets page (page 2) of the NAIC Annual Statement Blank for health maintenance organizations (orange blank) for 2001, (iii) on the comparable line in other forms of NAIC Annual Statement Blank, or (iv) to determine the same computation of the same asset if such Company is not required to file an NAIC Annual Statement Blank.

        "Adjusted Equity of the Companies" means the consolidated and combined equity of the Companies as of a specified date, determined without duplication, as reflected on a schedule that consolidates and combines the balance sheets for all of the Companies, where each such balance sheet is prepared in accordance with Modified GAAP using accounting and actuarial principles, practices and methodologies consistent with the applicable Company's December 31, 2000 GAAP balance sheet and consistent with the terms of this Agreement, including the following adjustments (regardless of whether such adjustments are in conformity with GAAP, Modified GAAP or the Company's prior principles, practices and methodologies): (i) none of the balance sheets will include any applicable goodwill as an asset; (ii) the balance sheets will include any applicable prepaid capitation and prepaid expenses as assets; (iii) the balance sheets will include any applicable Tax liabilities for adjustments pursuant to Section 9.1(c), to the extent they remain the liabilities of one or more of the Companies; (iv) the consolidated and combined balance sheet will show zero for investments in subsidiaries; (v) the consolidated and combined balance sheet will not include any asset or liability for intercompany items, consistent with the requirements of Section 8.10 that all intercompany items be settled in full at or prior to the Closing Date; (vi) the consolidated and combined balance sheet will not include any asset for receivables or other amounts owed to any of the Companies by or with respect to Peter Barnett or the operations or business of Oracare Consultants, Inc. For the avoidance of doubt, the parties agree that differences between the parties, if any, relating to the Adjusted Equity of the Companies shall be resolved solely in accordance with Article 3.

        "Adjustment Amount" has the meaning set forth in Section 3.4(b).

        “Affiliate” means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person.

        "Agreement" means this Stock and Asset Purchase Agreement, as it may be amended, supplemented or restated from time to time.

        "Alternative Transaction" has the meaning set forth in Section 8.9(b).

        “Applicable Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, order, writ, injunction, judgment, permit, governmental agreement or decree applicable to a Person or any such Person’s subsidiaries, Affiliates, properties, assets, or to such Person’s officers, directors, managing directors, employees or agents in their capacity as such.

        "Asserted Liability" has the meaning set forth in Section 13.3.

        "Asset Price" has the meaning set forth in Section 3.1(b).

        "Assumed Liabilities" has the meaning set forth in Section 2.3.

        "BBI" means Better Benefits, Inc., formerly known as Better Compensation, Inc.

        “BBI Marketing Agreement” means collectively (i) the Joint Marketing Agreement between BBI and PLICO, dated as of January 1, 1991, as amended, and (ii) the Amended and Restated Joint Marketing Agreement by and among BBI, PLICO and PLAIC dated February 7, 1997, as amended on April 15, 1999 and March 31, 2000.

        "Basket Amount" has the meaning set forth in Section 13.2(a).

        "Bidder Agreements" has the meaning set forth in Section 8.18.

        “Books and Records”with respect to Sellers means all records and all other data and information (in whatever form maintained) in the possession or control of Sellers and relating to the Business as currently conducted, including administrative records, claim records, policy files, sales records, files and records pertaining to regulatory matters, reinsurance records, underwriting records and accounting records, but excluding any Tax Returns and work papers; provided, however, that to the extent any such financial or accounting records contain information which does not pertain to the Business, such information shall not constitute “Books and Records”. “Books and Records” with respect to the Companies means all records and all other data and information (in whatever form maintained) of the Companies; provided, however, to the extent that the Companies’ accounting and tax information has been consolidated with that of Sellers and their other Affiliates, the portion of the Companies’ records that contain data and information about Sellers and their other Affiliates shall not constitute “Books and Records.”

        "Business" has the meaning set forth in the preamble.

        “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by Applicable Law to be closed.

        "Business Employee Plans" has the meaning set forth in Section 5.9(a).

        “Business Employees” means (a) the employees of PLICO and UDC-CA who are permanently assigned to and who provide substantial services to the Business and (b) the employees listed on Schedule 5.8. Except for the employees listed on Schedule 5.8, “Business Employees” does not include employees assigned to the corporate staff or technology department of PLICO or any of its Affiliates.

        "Business Properties" has the meaning set forth in Section 6.13.

        “CAO Certifications” refers to the certifications provided by the Chief Accounting Officer of PLC pursuant to Sections 3.3 and 3.4.

        "Claims Notice" has the meaning set forth in Section 13.3.

        "Closing" has the meaning set forth in Section 4.1.

        "Closing Date" has the meaning set forth in Section 4.1.

        “Closing Date Equity Schedule& ” has the meaning set forth in Section 3.3.

        “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

        “Company” and “Companies” have the respective meanings set forth in the preamble.

         "Company Statement" has the meaning set forth in Section 6.10(a).

        “Computer Programs” means (i) any and all computer programs, including all object code and all available source code, (ii) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iii) all documentation, including user manuals and training materials, relating to any of the foregoing.

        “Confidentiality Agreement” means that certain agreement dated April 5, 2001, between Fortis and PLC with respect to the confidentiality of information about the Business, Sellers, the Companies and their respective Affiliates and other related Persons, as such agreement may be amended, supplemented or restated pursuant to its terms from time to time.

        “Contracts” means contracts, leases, warranties, commitments, agreements, and arrangements, whether oral or written.

         "Control Transaction" has the meaning set forth in Section 8.9(b).

         "Covered Policies" has the meaning set forth in Section 8.1(e)(ii).

         "Dental Insurance" has the meaning set forth in Section 12.4(b).

         "Empire" has the meaning set forth in the preamble.

         "Enforceability Exceptions" has the meaning set forth in Section 5.2.

        “Environmental Condition” means any action, omission, event, condition or circumstance, including, without limitation, the presence of any Hazardous Substances, which does or reasonably could (i) require assessment, investigation, abatement, correction, removal or remediation pursuant to any Environmental Law, (ii) give rise to any obligation or liability of any nature (whether civil or criminal, arising under a theory of negligence or strict liability, or otherwise) pursuant to any Environmental Law, (iii) create or constitute a public or private nuisance or trespass, or (iv) constitute a violation of or non-compliance with any Environmental Law, including, without limitation, Environmental Laws requiring the acquisition of and compliance with the terms of permits, licenses, approvals, consents and authorizations issued by any Government Entity.

        “Environmental Law” means any law primarily intended for the protection of the environment, including but not limited to laws which regulate, establish standards, or concern liability with respect to natural resources, safety, or health of humans or other organisms, including the manufacture, distribution in commerce, and use of Hazardous Substances, but excluding laws establishing crimes against the person (except for laws imposing criminal sanctions for knowing or reckless endangerment of persons caused by Environmental Conditions), food and drug laws, laws regulating the provision of health care and laws regulating the professions.

         "ERISA" has the meaning set forth in Section 5.9(a).

         "Estimated Stock Price" has the meaning set forth in Section 3.2.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "FBIC" means Fortis Benefits Insurance Company, a Minnesota corporation.

         "FFLIC" means First Fortis Life Insurance Company, a New York corporation.

         "Fortis" has the meaning set forth in the preamble.

        “Fortis LeafRe Agreement” has the meaning set forth in Section 8.1(e)(i).

         "GAAP" means United States generally accepted accounting principles.

        “Governing Documents” means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, bylaws, declaration of trust, formation or governing agreement and other charter documents or organizational or governing documents or instruments of such Person.

        “Governmental Entity” means any foreign, federal, state, local, municipal, county or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar entity (including any branch, department, agency or political subdivision thereof).

        “Governmental Order” means any legally binding order or directive issued by a Governmental Entity.

         "HSR Act" has the meaning set forth in Section 5.4.

        “Hazardous Substances” means any pollutant, contaminant, hazardous substance, hazardous waste, toxic substance, petroleum or petroleum-derived substance, waste, or additive, asbestos, PCBs, radioactive material, or other compound, element, material or substance in any form whatsoever (including, without limitation, products) regulated, restricted or addressed by or under any Environmental Law.

        “Income Tax” means any Tax to the extent it is based on or measured by gross or net income or gains.

         "Indemnified Matters" means:

         (a) the business of Oracare Consultants, Inc., a New Jersey corporation, conducted prior to, on or after the Closing Date;

         (b) the dental practice of Oracare Dental Associates, P.A., a New Jersey professional association;

        (c) the Voluntary Dental Program Agreement made as of November 30, 1993, by and between CUNA Mutual Insurance Society and PLICO (except with respect to the obligations related thereto that FBIC expressly agrees to perform pursuant to Section 5.17 of the applicable Indemnity Reinsurance Agreement);

        (d) the BBI Marketing Agreement (except with respect to any obligations related thereto that FBIC or FFLIC expressly agrees to pay or perform pursuant to the Indemnity Reinsurance Agreements);

        (e) the LeafRe Reinsurance Agreements (except with respect to any obligations related thereto that FBIC or FFLIC expressly agrees to pay or perform pursuant to the Indemnity Reinsurance Agreements);

        (f) all liabilities or obligations of any character or nature (whether known or unknown, absolute or contingent, disclosed or undisclosed) (including the change of control agreements set forth on Schedule 1.1(b)) of any of Sellers, PLAIC or Empire that are not Assumed Liabilities, Policy Liabilities or Other Assumed Liabilities (as such latter two terms are defined in the Indemnity Reinsurance Agreements); and

        (g) liabilities to third parties for acts or omissions of the Companies occurring prior to the Closing Date except for (i) executory obligations and liabilities of the Companies arising from and after the Closing pursuant to Contracts, (ii) contractual obligations of the Companies under Insurance Policies, (iii) liabilities of the Companies to the extent included on the Post Closing Equity Schedule, and (iv) liabilities to the extent attributable to acts or omissions of the Companies occurring on or after the Closing Date (for example, a regulatory fine for failure to have a required Permit will be an Indemnified Matter to the extent the fine relates to the period prior to Closing, and will not be an Indemnified Matter pursuant to this subsection (g) to the extent the fine relates to the period on and after the Closing). The parties agree that this definition shall not operate as a warranty of the Post Closing Equity Schedule, it being understood that differences, if any, relating to the Post Closing Equity Schedule shall be resolved solely in accordance with Article 3.

        “Indemnity Accounting” means the indemnity reinsurance accounting statement attached hereto as Exhibit E.

        “Indemnity Financial Statements” has the meaning set forth in Section 6.10(a).

        “Indemnity Reinsurance Agreements” has the meaning set forth in Section 8.15.

        “Insurance Policies” means the policies or contracts of insurance, including contracts providing for prepaid managed dental care benefits, that have been issued or assumed under reinsurance by PLICO, PLAIC, Empire or the Companies in connection with the Business, that are, on the Closing Date, in force or subject to being renewed or reinstated in accordance with their terms, together with all related binders, slips and certificates (including applications therefor and all supplements, endorsements and riders in connection therewith).

        “Intellectual Property” means intellectual property rights, including but not limited to all patent and patent applications, Trademarks, copyrights, copyright registrations and applications, technology, domain names, uniform resource locators (URLs), trade secrets, know-how, confidential information, proprietary processes and formulae (but excluding Computer Programs).

        “Knowledge” or “knowledge of Sellers” or similar words or phrases means the actual knowledge of those individuals listed on Schedule 1.1(a) and the constructive knowledge ascribed to such individuals as being knowledge that each such individual, in the exercise of reasonable diligence with respect to his or her duties, should possess.

         "LeafRe" means LeafRe Reinsurance Company.

        “LeafRe Reinsurance Agreements” means collectively (i) the Reinsurance Agreement between LeafRe and PLICO effective January 1, 1993, as amended on January 1, 1996, and (ii) the Reinsurance Agreement between LeafRe and PLAIC effective January 1, 1993, as amended on January 1, 1996.

        “License Agreement” means the form of license agreement to be entered into as of the Closing Date and attached hereto as Exhibit F.

        “Lien” means any lien, pledge, security interest, encumbrance, restriction, easement, limitation, claim, charge or defect of title; provided that such term shall not include restrictions imposed by any applicable state insurance laws or regulations or state or federal securities laws.

        “Losses” and individually “Loss” has the meaning set forth in Section 13.2(a).

        “March Adjusted Equity Schedule” means the calculation of the Adjusted Equity of the Companies as of March 31, 2001 based upon the assumption of a March 31, 2001 Closing Date, which is attached hereto as Exhibit C.

        “Material Adverse Effect” means an event, change or occurrence that, individually or together with any other event, change or occurrence, has or is reasonably likely to have a material adverse effect on the business, financial condition and results of operations of the Companies and the Business taken as a whole or on the ability of Sellers to perform their obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that the following shall be excluded from the definition of “Material Adverse Effect” and from any determination as to whether a Material Adverse Effect has occurred or may occur: (i) any adverse change or effect that is caused by or that arises out of any change in conditions affecting the economy or the financial, banking, currency or capital markets in general or changes in Applicable Laws affecting the Business; (ii) any adverse change or effect that is caused by or that arises out of any change in conditions affecting the health care or insurance industries; (iii) any adverse change or effect that is caused by or that arises out of any downgrade of the financial strength, claims paying ability, insurance or other ratings of PLICO, Empire or PLAIC by A.M. Best Company, Inc. below A-; and (iv) any adverse change or effect resulting from the announcement or the pendency of the transactions contemplated by this Agreement.

         "Material Contracts" has the meaning set forth in Section 6.5.

        “Maximum Indemnification Obligation” has the meaning set forth in Section 13.2(a).

        “Modified GAAP” means GAAP except for the absence of footnotes and customary and immaterial year-end adjustments (that, if presented, would not differ materially from those included in audited financial statements of PLC) and includes, where applicable, a reconciliation of SAP to GAAP using principles and practices that are consistent with the reconciliation prepared for the entity’s December 31, 2000 financial statements.

        “NAIC Annual Statement Blank” means the form of annual statement for dental health maintenance organizations as prescribed by the NAIC, or such other form of comparable annual statement blank that any Company is required to use in lieu thereof by the insurance regulatory authority in its state of domicile.

         "NY Amendment Date" has the meaning set forth in Section 8.19(c).

         "NY DOI" has the meaning set forth in Section 8.19.

        “Other Agreements” has the meaning set forth in the Indemnity Reinsurance Agreements.

        “90-Day Treasury Rate” means the annual yield rate, on the date to which such 90-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of three months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519).

        "Passive Investor" has the meaning set forth in Section 12.4(a)

.

        "PLAIC" has the meaning set forth in the preamble.

        "PLC" has the meaning set forth in the preamble.

        "PLC Severance Benefits" has the meaning set forth in Section 8.8(c).

        "PLICO" has the meaning set forth in the preamble.

        “Permitted Liens”, as to any asset, means each of the following: (i) Liens for taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith; (ii) Liens imposed by law, including, without limitation, materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business; (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (iv) Liens related to deposits to secure policyholders’ obligations as required by the insurance departments of the various states; and (v) Liens that do not in the aggregate materially detract from the value or materially interfere with the present or reasonably contemplated use of such asset in the Business.

        “Permits” means all licenses, permits, orders, approvals and non-disapprovals, registrations, authorizations, qualifications and filings with and under all Governmental Entities and Applicable Laws.

        “Person” means any individual, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body or other entity.

        “Policy-Related Assets” has the meaning set forth in the Indemnity Reinsurance Agreements.

        “Policy-Related Liabilities” has the meaning set forth in the Indemnity Reinsurance Agreements.

        “Post Closing Equity Schedule” has the meaning set forth in Section 3.4(a).

        "Pre-Closing Tax Period" has the meaning set forth in Section 9.1(a).

        "Proposal" has the meaning set forth in Section 8.9(b).

        "Purchase Price" has the meaning set forth in Section 3.1.

        "Purchased Assets" has the meaning set forth in Section 2.2.

        "Purchaser" has the meaning set forth in the preamble.

        "Purchaser Indemnitees" has the meaning set forth in Section 13.2(a).

        “Purchaser Severance Benefits” has the meaning set forth in Section 8.8(a).

        “Related Agreements” means each of the following agreements or documents contemplated to be executed and delivered in connection with the transactions contemplated by this Agreement on or as of the Closing Date: (i) the Indemnity Reinsurance Agreements; (ii) the bills of sale or any other necessary asset purchase and sale documents and other appropriate evidences of transfer; (iii) the agreement of assignment and assumption of the Transferred Contracts and Assumed Liabilities; (iv) the closing certificates contemplated by Sections 10.1 and 11.1; (v) the Secretary’s certificates contemplated by Sections 4.2(a)(ix) and 4.2(b)(vi); (vi) the Transition Services Agreement; and (vii) the License Agreement.

        "Representative" has the meaning set forth in Section 8.9(a).

        "Resolving Accountants" has the meaning set forth in Section 3.4(c).

        "Restricted Area" has the meaning set forth in Section 12.4(b).

        "Restricted Business" has the meaning set forth in Section 12.4(b).

        “SAP” means, with respect to a Company’s, PLICO’s, PLAIC’s or Empire’s statutory financial statements, the statutory accounting practices prescribed or permitted by the insurance regulatory authority of each such entity’s jurisdiction of domicile.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Seller Indemnitees" has the meaning set forth in Section 13.2(b).

        "Sellers" has the meaning set forth in the preamble.

        "Shares" has the meaning set forth in the preamble.

        “Shrink Wrap Computer Programs” means all Computer Programs that, to the knowledge of Sellers, have been purchased by the Companies in off-the-shelf, commercial packaging and are currently used by one or more of the Companies.

        "Statutory Assets" has the meaning set forth in Section 8.12.

        "Stock Price" has the meaning set forth in Section 3.1(a).

        "Straddle Period" has the meaning set forth in Section 9.1(a).

        “subsidiary” means any Person more than 50% of the ownership interest or voting interest of which is owned or controlled, directly or indirectly, by another Person.

        “Taxes” (or “Tax” as the context may require) means all Federal, state, county, local, foreign and other taxes or withholding (including, without limitation, Income Tax, payroll and employee withholding, unemployment insurance, social security, premium, excise, sales, use, gross receipts, franchise, ad valorem, severance, capital and property taxes, and other governmental charges and assessments), and includes interest, additions to tax and penalties with respect thereto.

        "Tax Contest" has the meaning set forth in Section 9.4(d).

        "Tax Losses" has the meaning set forth in Section 9.1(a).

        “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Termination Date" has the meaning set forth in Section 14.1(c).

        “Trademarks” means all United States and foreign trademarks (including service marks and trade names, whether registered or at common law), registrations and applications therefor, domain names, logos and designs, together with the goodwill of each of the respective businesses associated therewith, together with any and all (i) renewals thereof and (ii) rights to sue for past, present and future infringement or misappropriation thereof.

        "Transferred Contracts" has the meaning set forth in Section 2.2(c).

         "Transferred Employee" has the meaning set forth in Section 8.8(a).

        “Transition Services Agreement” has the meaning set forth in Section 8.16.

        “True-Up Items” means, collectively, the A&H Claim Reserves and the A&H Premiums Due and Deferred.

        “True-Up Reserve Accounting” has the meaning set forth in Section 3.5(a).

         "UDC Subsidiaries" has the meaning set forth in the preamble.

        "WARN Act" has the meaning set forth in Section 8.14.

ARTICLE 2
SALE OF THE COMPANIES' SHARES AND CERTAIN
ASSETS; ASSUMPTION OF CERTAIN LIABILITIES

        Section 2.1 Transfer and Acquisition of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell and deliver to Purchaser and Purchaser shall purchase and accept from Sellers all of (i) the Shares (other than the Shares of the UDC Subsidiaries) and (ii) the corporate franchise, stock record books, corporate record books (containing minutes of meetings of directors and stockholders), and such other records having to do with each Company’s organization or stock capitalization, in all cases free and clear of all Liens. Seller and Purchaser acknowledge and agree that upon consummation of the transactions contemplated by this Agreement, Purchaser shall become the indirect owner of the Shares of the UDC Subsidiaries as a result of Purchaser’s acquisition of the Shares of UDC.

        Section 2.2 Transfer and Acquisition of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall, and shall cause Empire and PLAIC to, sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Sellers, Empire and PLAIC, all of Sellers’, Empire’s and PLAIC’s right, title and interest in and to the following assets used in the Business, free and clear of all Liens other than the Permitted Liens:

        (a) (i) computers, terminals, computer equipment and systems, telephones and telephone systems (including parts, accessories, and the like, with respect to the foregoing), but only to the extent specifically identified on Schedule 2.2(a), (ii) any and all assignable warranties of third parties with respect to the items described on Schedule 2.2(a); and (iii) Computer Programs and software licenses, but only to the extent specifically identified on Schedule 2.2(a);

        (b) (i) office furniture, office equipment and business machines (including parts, accessories and the like, with respect to the foregoing), but only to the extent specifically identified on Schedule 2.2(b), and (ii) any and all assignable warranties of third parties with respect to the items described on Schedule 2.2(b);

        (c) all rights of Sellers, PLAIC and Empire in and under Contracts utilized or relied upon by the Business, but only to the extent specifically identified on Schedule 2.2(c) (collectively, the “Transferred Contracts”);

        (d) Intellectual Property, but only to the extent specifically identified on Schedule 2.2(d);

        (e) all existing data, databases, Books and Records (except those records at a Seller’s corporate offices or at off-site storage facilities that are duplicates of the Books and Records), correspondence, business plans and projections, records of sales, customer and vendor lists, files, papers, manuals and printed instructions relating exclusively to the Business;

        (f) to the extent permitted under Applicable Law, (i) copies of employment applications, notices of transfer, notices of rate changes, historical personnel payroll and similar documents (and any summaries of such documents) maintained by PLICO and its Affiliates for each of the Transferred Employees, and (ii) to the extent a Transferred Employee grants PLICO and its Affiliates permission to release the following if such consent is required by Applicable Law, all medical records, corrective action reports and disciplinary reports in the possession of PLICO and its Affiliates; and

        (g) prepaid expenses and other prepaid assets, such as deposits on equipment purchases, security deposits, service contracts and arrangements, and utility deposits, and all prepaid rental amounts utilized by the Business, and owned, retained or held by one or more of the Sellers, but only to the extent specifically identified on Schedule 2.2(g).

        The assets described in Sections 2.2(a) through (g) are hereinafter collectively referred to as the “Purchased Assets.”

        Section 2.3 Assumed Liabilities. As of the Closing, Purchaser shall assume responsibility for the performance and satisfaction of the following liabilities of Sellers (in addition to those liabilities assumed by the Purchaser as a matter of law as a consequence of the acquisition of the Shares, that are not Indemnified Matters) (collectively, the “Assumed Liabilities”):

        (a) All of the executory obligations and liabilities of Sellers, PLAIC or Empire arising from and after the Closing pursuant to the Transferred Contracts, including any liabilities arising from or incurred as a result of the transfer of such Transferred Contracts;

        (b) The obligations of PLICO and its Affiliates to pay the Transferred Employees for all of their unused vacation accumulated as of the Closing Date under PLICO’s and its Affiliates’ vacation policy set forth on Schedule 2.3(b); and

        (c) The retention and stay agreements shown on Schedule 2.3(c).

ARTICLE 3
AMOUNT AND PAYMENT OF PURCHASE PRICE

        Section 3.1 Purchase Price. The consideration to be paid to Sellers for the sale, transfer, and conveyance for the capital stock of the Companies and the Purchased Assets consists of the following amounts (collectively, the “Purchase Price”):

        (a) $35,900,000 plus the Adjusted Equity of the Companies as of the Closing Date, for the capital stock of the Companies (the “Stock Price”); and

        (b) $3,500,000 (the “Asset Price”) plus the assumption of the Assumed Liabilities, for the Purchased Assets and the undertakings contained herein.

        Section 3.2 Payment of Estimated Purchase Price. The Stock Price to be paid at Closing shall be estimated based on the Closing Date Equity Schedule (the “Estimated Stock Price”) and, subject to the fulfillment of the conditions set forth herein, at the Closing, Purchaser shall pay or deliver to Sellers (i) an amount equal to the Estimated Stock Price, and (ii) an amount equal to the Asset Price.

        Section 3.3 Closing Date Equity Schedule. No later than the fifth Business Day prior to the Closing Date, PLC will deliver to Purchaser a pro forma schedule, estimated as of and for the Closing Date, of the Adjusted Equity of the Companies (collectively, the “Closing Date Equity Schedule”) in substantially the form of the March Adjusted Equity Schedule and setting forth the Estimated Stock Price. The Closing Date Equity Schedule will be accompanied by a certificate signed by the Chief Accounting Officer of PLC, certifying that to his knowledge the Closing Date Equity Schedule is: (i) correct and does not contain errors in calculation, methodology or application; (ii) is based on the books and records of the Companies; (iii) is prepared in accordance with Modified GAAP using accounting and actuarial principles, practices and methodologies consistent with the applicable Company’s December 31, 2000 GAAP balance sheet; and (iv) is prepared consistent with the terms of this Agreement, including the adjustments provided for herein. Purchaser shall be provided with reasonable access to the work papers (including those of PLC’s independent accounting firm if applicable), books, records, data, information and personnel of PLC and its subsidiaries supporting the Closing Date Equity Schedule.

        Section 3.4 Post Closing Adjustment.

        (a) Within sixty (60) calendar days following the Closing Date, PLC shall deliver to Purchaser a schedule (the “Post Closing Equity Schedule”) setting forth the actual Adjusted Equity of the Companies as of the Closing Date without estimation, in substantially the form of the March Adjusted Equity Schedule and the Closing Date Equity Schedule, but also including a computation of the Stock Price and the Adjustment Amount. The Post Closing Equity Schedule will be accompanied by a certificate signed by the Chief Accounting Officer of PLC, certifying that to his knowledge the Post Closing Equity Schedule is: (i) correct and does not contain errors in calculation, methodology or application; (ii) is based on the books and records of the Companies; (iii) is prepared in accordance with Modified GAAP using accounting and actuarial principles, practices and methodologies consistent with the applicable Company’s December 31, 2000 GAAP balance sheet; and (iv) is prepared consistent with the terms of this Agreement, including the adjustments provided for herein. Purchaser shall be provided with reasonable access to the work papers (including those of PLC’s independent accounting firm if applicable), books, records, data, information and personnel of PLC and its subsidiaries supporting the Post Closing Equity Schedule. After the Closing, Purchaser shall provide PLC with reasonable access to the books, records, data and information (in whatever form maintained) in the possession or under the control of Purchaser, its Affiliates or its agents relating to the Business and reasonable access to Purchaser’s and its Affiliates’ personnel (including Transferred Employees) to the extent reasonably necessary for PLC to prepare the Post Closing Equity Schedule.

        (b) Purchaser shall have sixty (60) calendar days in which to review the Post Closing Equity Schedule and to the extent that Purchaser has any objections thereto, then within sixty (60) calendar days from the date of receipt by Purchaser of the Post Closing Equity Schedule, Purchaser shall provide written notice thereof to PLC stating any such objection and the basis for such objection. If Purchaser does not timely deliver a notice of objection to PLC, (i) if the Stock Price shown on the Post Closing Equity Schedule is less than the Estimated Stock Price, then Sellers shall pay the amount of such difference to Purchaser in cash by wire transfer of immediately available funds within ten (10) calendar days after the lapse of the 60-day notice period, and (ii) if the Stock Price shown on the Post Closing Equity Schedule is greater than the Estimated Stock Price, Purchaser shall pay the amount of such difference to PLICO in cash by wire transfer of immediately available funds within ten (10) calendar days after the lapse of the 60-day notice period (such increase or decrease to the Estimated Stock Price, as the case may be, being the “Adjustment Amount”). Payment of the amount pursuant to clause (i) or (ii) immediately above, if any, will be accompanied by the payment of interest thereon from the Closing Date to and including the date of payment at an annual rate equal to the 90-Day Treasury Rate in effect on the Closing Date.

        (c) If Purchaser does timely deliver a notice of objection to PLC pursuant to clause (b) above, Purchaser and PLC shall undertake to negotiate in good faith in order to resolve the amount so disputed. If Purchaser and PLC are unable to resolve the dispute within thirty (30) calendar days from the date of PLC’s receipt of the notice of objection, then the issues remaining in dispute will be submitted to a panel of three (3) accountants (the “Resolving Accountants”), each of whom has substantial experience in the life and health insurance industry and with whom neither Purchaser nor PLC has had a business relationship during the two (2) years prior to the Closing Date. Not more than one of such Resolving Accountants may be from the same accounting firm. One of such Resolving Accountants shall be selected by PLC, one of such Resolving Accountants shall be selected by Purchaser, and the third Resolving Accountant shall be mutually selected by the two Resolving Accountants selected by PLC and Purchaser. If issues in dispute are submitted to the Resolving Accountants, each of PLC and Purchaser will furnish to the Resolving Accountants such work papers and other documents and information relating to the disputed issues as the Resolving Accountants may request and are available, and each of PLC and Purchaser will be afforded the opportunity to present to the Resolving Accountants any material relating to the determination and to discuss the determination with the Resolving Accountants, and copies of such material shall be provided to the other party at the same time. The determination by the Resolving Accountants, as set forth in a written notice delivered to Purchaser and PLC by the Resolving Accountants, will be in accordance with the standards set forth in items (i) through (iv) of Section 3.4(a), consistent with the terms of this Agreement including the adjustments provided for herein. The determination by the Resolving Accountants will be binding and conclusive on Fortis, Purchaser and Sellers, and Purchaser and Sellers will each bear the fees of the Resolving Accountants for such determination based upon the Resolving Accountants’ determination of the extent to which each of PLC and Purchaser was correct or incorrect as to the dispute. For purposes of this Agreement, “binding and conclusive” shall mean that the aforesaid determinations shall have the same preclusive effect for all purposes as if such determinations had been embodied in a final judgment, no longer subject to appeal, entered by a court of competent jurisdiction.

        (d) Upon resolution of such dispute as contemplated by clause (c) above, whether by agreement between Purchaser and PLC or by determination of the Resolving Accountants, (i) if the Stock Price shown on such resolved Post Closing Equity Schedule is less than the Estimated Stock Price, then Sellers shall pay the amount of such difference to Purchaser in cash by wire transfer of immediately available funds within ten (10) calendar days of the resolution of the dispute or (ii) if the Stock Price shown on such resolved Post Closing Equity Schedule is more than the Estimated Stock Price, then Purchaser shall pay the amount of such difference to PLICO in cash by wire transfer of immediately available funds within ten (10) calendar days of the resolution of the dispute. Payment of the amount pursuant to clause (i) or (ii) immediately above, if any, will be accompanied by the payment of interest thereon from the Closing Date to and including the date of payment at an annual rate equal to the 90-Day Treasury Rate in effect on the Closing Date.

        Section 3.5 True-Up Accounting.

        (a) Within sixty (60) calendar days following the one year anniversary of the Closing Date, Purchaser will prepare and deliver to PLC a final accounting consisting only of the True-Up Items as of the Closing Date, in substantially the same form as the Post Closing Equity Schedule (the “True-Up Reserve Accounting”). The True-Up Reserve Accounting will include a statement comparing the values of the items set forth on the True-Up Reserve Accounting with the values of such items on the Post Closing Equity Schedule and compute the differences in such values. With respect to the A&H Claim Reserves that have been estimated, the True-Up Reserve Accounting will restate the liability for claims that were incurred before the Closing Date but not reported as of the Closing Date by replacing the estimated liability for such claims that was included in the Post Closing Equity Schedule with the sum of (i) the actual runoff of such claims that were incurred before the Closing Date and that have been paid since the Closing Date, plus (ii) an estimate for any such claims that were incurred before the Closing Date and may be unpaid as of the date that is one year after the Closing Date. To the extent that the actual amounts relating to the A&H Premiums Due and Deferred as of the Closing Date become determinable prior to the preparation of the True-Up Reserve Accounting, such items shall be reflected on the True-Up Reserve Accounting as actual amounts rather than estimations. The True-Up Reserve Accounting will be accompanied by a certificate of the Chief Financial Officer of Purchaser, certifying that to his or her knowledge, the True-Up Reserve Accounting is: (i) correct and does not contain errors in calculation, methodology or application; (ii) is based on the books and records of the Companies; (iii) is prepared in accordance with Modified GAAP using accounting and actuarial principles, practices and methodologies consistent with the applicable Company’s December 31, 2000 GAAP balance sheet; and (iv) is prepared consistent with the terms of this Agreement, including the adjustments provided for herein. PLC shall be provided with reasonable access to the work papers (including those of Purchaser’s independent accounting firm, if applicable), books, records, data, information and personnel of Purchaser and its Affiliates supporting the True-Up Reserve Accounting.

        (b) PLC shall have sixty (60) calendar days in which to review the True-Up Reserve Accounting and to the extent that PLC has any objections thereto, then within sixty (60) calendar days from the date of receipt by PLC of the True-Up Reserve Accounting, PLC shall provide written notice thereof to Purchaser stating any such objection and the basis for such objection. If PLC does not timely deliver a notice of objection to Purchaser:

(i) if (A) the A&H Premiums Due and Deferred shown on the True-Up Reserve Accounting minus the A&H Claim Reserves shown on the True-Up Reserve Accounting, is less than (B) the A&H Premiums Due and Deferred shown on the Post Closing Equity Schedule minus the A&H Claim Reserves shown on the Post Closing Equity Schedule, then the Sellers shall pay the amount of such difference to Purchaser in cash by wire transfer of immediately available funds within ten (10) calendar days after the lapse of the 60-day notice period; or

(ii) if (Y) the A&H Premiums Due and Deferred shown on the True-Up Reserve Accounting minus the A&H Claim Reserves shown on the True-Up Reserve Accounting, is greater than (Z) the A&H Premiums Due and Deferred shown on the Post Closing Equity Schedule minus the A&H Claim Reserves shown on the Post Closing Equity Schedule, then Purchaser shall pay the amount of such difference to PLICO in cash by wire transfer of immediately available funds within ten (10) calendar days after the lapse of the 60-day notice period.

        Payment of the amount pursuant to clause (i) or (ii) immediately above, if any, will be accompanied by the payment of interest thereon from the Closing Date to and including the date of payment at an annual rate equal to the 90-Day Treasury Rate in effect on the Closing Date.

        (c) If PLC does timely deliver a notice of objection to Purchaser pursuant to clause (b) above, Purchaser and PLC shall undertake to negotiate in good faith in order to resolve the amount so disputed. If Purchaser and PLC are unable to resolve the dispute within thirty (30) calendar days from the date of Purchaser’s receipt of the notice of objection, then the issues remaining in dispute will be submitted to arbitration in accordance with Section 15.6, except that all arbitrators must be Members of the American Academy of Actuaries familiar with the types of policies included in the Insurance Policies and the arbitrators will determine the True-Up Reserve Accounting in accordance with the standards set forth in Section 3.5(a) and consistent with the terms of this Agreement.

        (d) Upon resolution of such dispute as contemplated by clause (c) above, whether by agreement between Purchaser and PLC or by arbitration:

(i) if (A) the A&H Premiums Due and Deferred shown on the True-Up Reserve Accounting minus the A&H Claim Reserves shown on the True-Up Reserve Accounting, is less than (B) the A&H Premiums Due and Deferred shown on the Post Closing Equity Schedule minus the A&H Claim Reserves shown on the Post Closing Equity Schedule, then the Sellers shall pay the amount of such difference to Purchaser in cash by wire transfer of immediately available funds within ten (10) calendar days after the resolution of such dispute; or

(ii) if (Y) the A&H Premiums Due and Deferred shown on the True-Up Reserve Accounting minus the A&H Claim Reserves shown on the True-Up Reserve Accounting, is greater than (Z) the A&H Premiums Due and Deferred shown on the Post Closing Equity Schedule minus the A&H Claim Reserves shown on the Post Closing Equity Schedule, then Purchaser shall pay the amount of such difference to PLICO in cash by wire transfer of immediately available funds within ten (10) calendar days after the resolution of such dispute.

        Payment of the amount pursuant to clause (i) or (ii) immediately above, if any, will be accompanied by the payment of interest thereon from the Closing Date to and including the date of payment at an annual rate equal to the 90-Day Treasury Rate in effect on the Closing Date.

        Section 3.6 Transfer Expenses. Purchaser shall pay any and all sales, use, transfer or documentary Taxes levied on the transfer of the Purchased Assets and the Shares, respectively. Purchaser shall timely report and remit any such Taxes to the applicable revenue authorities on the Closing Date or promptly thereafter, and shall promptly remit any increases in such Taxes determined to be due after the Closing Date, but in all cases within the time period prescribed by Applicable Law.

ARTICLE 4
PROCEDURE FOR CLOSING

        Section 4.1 Place and Date of Closing. Unless otherwise mutually agreed upon by PLC and Purchaser, the closing of the purchase and sale of the Shares and the Purchased Assets, and the consummation of the other matters contemplated by this Agreement to take place at such time (the “Closing”), shall be effective on the first calendar day of the month following the month in which the satisfaction or waiver of all of the conditions set forth in Articles 10 and 11 occurs (the “Closing Date”) and shall be effective as of 12:01 a.m. on such date. The Closing shall take place in the offices of Sutherland Asbill & Brennan LLP, 999 Peachtree Street, N.E., Atlanta, Georgia 30308. Notwithstanding the foregoing, in the event that the Closing would, under the terms hereof, occur as of 12:01 a.m. on January 1, 2002, the parties hereby agree that the Closing will instead occur as of 11:59 p.m. on December 31, 2001, and this Agreement and the Related Agreements will be deemed modified where necessary to be consistent with the Sellers continuing to own the Business for all of the Closing Date until such effective time. In such event, Sellers will provide to Purchaser, FBIC and FFLIC such financial information regarding the Business as Purchaser, FBIC and FFLIC shall reasonably request to permit Purchaser, FBIC and FFLIC to file their 2001 financial statements on a timely basis. If the Closing Date falls on a day that is not a Business Day, all payments of money to be made hereunder on the Closing Date shall be made on the first Business Day following the Closing Date.

        Section 4.2 Payments and Deliveries Made at Closing. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

        (a) Sellers shall deliver to Purchaser the following:

        (i) Certificates representing all of the Shares (other than the Shares of the UDC Subsidiaries), duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer;

        (ii) Bills of sale and any other necessary asset purchase and sale documents, and other appropriate evidence of transfer, executed and in form and substance reasonably satisfactory to Purchaser, as shall be necessary and effective to transfer, convey and assign to, and vest in, Purchaser all of Sellers’, Empire’s and PLAIC’s right, title, and interests in and to the Purchased Assets;

        (iii) Evidence of compliance with the requirements of the HSR Act;

        (iv) Evidence of receipt of all consents identified on Schedule 10.3;

        (v) Certificates of the applicable public officials to the effect that each Seller and each of PLAIC and Empire is a validly existing corporation in good standing in its state of incorporation, as of a date not more than twenty (20) days prior to the Closing Date;

        (vi) Certificates of the applicable public officials to the effect that each of the Companies is a validly existing corporation in good standing in its state of incorporation and in each jurisdiction in which it is qualified to do business, as of a date not more than twenty (20) days prior to the Closing Date;

        (vii) True and correct copies of (i) the Governing Documents (other than the bylaws) of each Seller, PLAIC and Empire as of a date not more than twenty (20) days prior to the Closing Date, certified by the Secretary of State of the state of incorporation of such entity, and (ii) the bylaws of such Seller, PLAIC and Empire as of the Closing Date, certified by the Secretary of such entity;

        (viii) Evidence of termination of the BBI Marketing Agreement, pursuant to and as described in Section 8.1(e)(i);

        (ix) The closing certificate described in Section 10.1;

        (x) A certificate of the Secretary of each Seller and each of PLAIC and Empire which (i) sets forth all resolutions of the Board of Directors of such entity authorizing the execution and delivery of this Agreement and the Related Agreements and the performance by such entity of the transactions contemplated hereby and thereby, (ii) is to the effect that the Governing Documents of such entity delivered pursuant to Section 4.2(a)(vii) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date; and (iii) certifies as to the incumbency as of the Closing Date and specimen signature of the applicable officers of such entity who have executed this Agreement, the Related Agreements or any other document contemplated by this Agreement;

        (xi) The opinion of Sutherland Asbill & Brennan LLP, legal counsel to Sellers, in substantially the form of Exhibit A;

        (xii) All required deliveries under the Indemnity Reinsurance Agreements; and

        (xiii) Such other agreements and documents as may be reasonably necessary.

        (b) Fortis and Purchaser shall deliver to Sellers the following:

        (i) The Asset Price and the Estimated Stock Price, in cash, by wire transfer of immediately available funds to the account(s) designated to Purchaser by PLC;

        (ii) Evidence of compliance with the requirements of the HSR Act;

        (iii) A certificate of the applicable public official to the effect that each of Fortis, Purchaser, FBIC and FFLIC is a validly existing corporation in good standing in its state of incorporation, as of a date not more than twenty (20) days prior to the Closing Date;

        (iv) True and correct copies of (i) the Governing Documents (other than the bylaws) of each of Fortis, Purchaser, FBIC and FFLIC as of a date not more than twenty (20) days prior to the Closing Date, certified by the Secretary of State of the state of incorporation of each such entity, and (ii) the bylaws of each of Fortis, Purchaser, FBIC and FFLIC as of the Closing Date, certified by the Secretary of each such entity;

        (v) The closing certificate described in Section 11.1;

        (vi) A certificate of the Secretary of each of Fortis, Purchaser, FBIC and FFLIC which (i) sets forth all resolutions of the Board of Directors of each such entity authorizing the execution and delivery of this Agreement and the Related Agreements and the performance by each such entity of the transactions contemplated hereby and thereby, (ii) is to the effect that the Governing Documents of each such entity delivered pursuant to Section 4.2(b)(iv) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date; and (iii) certifies as to the incumbency as of the Closing Date and specimen signature of the applicable officers of each such entity who has executed this Agreement, the Related Agreements or any other document contemplated by this Agreement;

        (vii) All required deliveries under the Indemnity Reinsurance Agreements; and

        (viii) Such other agreements and documents as may be reasonably necessary.

        (c) The following agreements shall be executed and/or delivered by and to the applicable parties

        (i) The Indemnity Reinsurance Agreements;

        (ii) An agreement of assignment and assumption of the Transferred Contracts and Assumed Liabilities substantially in the form of Exhibit B;

        (iii) The Transition Services Agreement; and

        (iv).....The License Agreement substantially in the form of Exhibit F.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
CONCERNING SELLERS, PLAIC, EMPIRE AND THE BUSINESS

        PLC, on behalf of itself and PLICO, PLAIC and Empire, represents and warrants to Fortis and Purchaser as follows:

        Section 5.1 Incorporation and Standing. Each Seller, PLAIC and Empire is duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has the corporate power and authority to own, lease and operate its properties and assets and conduct its business as it is now being conducted in such jurisdiction. Each Seller, PLAIC and Empire is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required, except where the failure to be so qualified does not have a Material Adverse Effect.

        Section 5.2 Authorization. Each Seller, PLAIC and Empire has the full corporate power and authority to enter into this Agreement and the Related Agreements, as applicable, and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements and the performance by each Seller, PLAIC and Empire of its obligations under this Agreement and the Related Agreements have been duly and validly authorized and approved by all requisite corporate action of each Seller, PLAIC and Empire, as applicable, and no other acts or proceedings on the part of either Seller, PLAIC or Empire are necessary, and no approval of PLC’s shareholders is necessary, to authorize the execution, delivery and performance of this Agreement or the Related Agreements or the transactions contemplated hereby and thereby. Assuming the due authorization and execution of this Agreement and the Related Agreements by Fortis and Purchaser and, as applicable, FBIC and FFLIC, this Agreement constitutes, and the Related Agreements to be delivered at Closing will constitute, legal, valid and binding obligations of each Seller, PLAIC and Empire, as applicable, and this Agreement and each such Related Agreement is and will be enforceable against each Seller, PLAIC and Empire, as applicable, in accordance with its terms (a) except as the same may be limited by applicable bankruptcy, insolvency, rehabilitation, moratorium or similar laws of general application relating to or affecting creditors’ rights or of application to insurance companies relating to or affecting policyholders’ and creditors’ rights, including, without limitation, statutory and other laws regarding fraudulent conveyances and preferential transfers, and (b) except for the limitations imposed by general principles of equity. The foregoing exceptions set forth in clauses (a) and (b) of this Section 5.2 are hereinafter referred to as the “Enforceability Exceptions.”

        Section 5.3 No Conflict or Violation. Except as disclosed in Schedule 5.3 and subject to obtaining the consents and approvals described in Section 5.4 (including those listed on Schedule 5.4), the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby by each Seller, PLAIC and Empire, as applicable, in accordance with the respective terms and conditions hereof and thereof, will not (a) violate any provision of its Governing Documents or the Governing Documents of any of the Companies; (b) result in the creation of any Lien (other than a Permitted Lien) on any of its assets or properties or the assets or properties of any of the Companies; (c) violate, conflict with or result in the breach of any of the terms of, result in any modification of, accelerate or permit the acceleration of the performance required by, otherwise give any other contracting party the right to terminate, or constitute (with notice or lapse of time, or both) a default under, any material agreement to which it or any of the Companies is a party or by or to which it or any of the Companies or any of its or the Companies’ assets or properties may be subject; (d) with respect to the Business, violate any order, judgment, injunction, award or decree of any court, arbitrator or Governmental Entity, or any agreement with, or condition imposed by, any Governmental Entity; (e) subject to obtaining the Permits referred to in Sections 5.12 and 6.4 hereof, violate any statute, law or regulation of any jurisdiction as each statute, law or regulation relates to the Business, the Purchased Assets, the Policy-Related Assets and the Other Agreements, except for such violations that will not, individually or in the aggregate, have a Material Adverse Effect; or (f) result in a material breach or violation of any of the terms or conditions of, constitute a material default under, or otherwise cause a material impairment or a revocation of, any Permit related to the Business.

        Section 5.4 Consents and Approvals. Except as set forth in Schedule 5.4, except in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and except for consents required under Transferred Contracts that are not material to the Business, no consent, approval, non-disapproval, authorization, ruling, order of, notice to, or registration with, any Governmental Entity or other Person is required on the part of any Seller, PLAIC, Empire or any Company in connection with the execution and delivery of this Agreement or the Related Agreements, as applicable, or the consummation by any Seller, PLAIC, Empire or any Company of the transactions contemplated hereby and thereby.

        Section 5.5 Actions Pending. Except as set forth in Schedule 5.5, (i) there is no action, suit, investigation or proceeding pending or, to the knowledge of Sellers, threatened against any Seller or any properties or rights of any Seller or against PLAIC or Empire or any properties or rights of PLAIC or Empire by or before any court, arbitrator or administrative or Governmental Entity with respect to the Business, Business Employees, the Purchased Assets, the Policy-Related Assets or the Other Agreements, and (ii) there are no outstanding orders, judgments, injunctions, awards or decrees binding upon any Seller, PLAIC or Empire with respect to the Business, Business Employees, the Purchased Assets, the Policy-Related Assets or the Other Agreements.

        Section 5.6 Ownership of the Companies. PLICO is the holder of record and beneficial owner of all of the Shares (other than the shares of capital stock of the UDC Subsidiaries), free and clear of any mortgage, pledge, Lien, encumbrance, charge or security interest of any kind (other than restrictions imposed under securities or insurance laws of general applicability). UDC is the holder of record and beneficial owner of all of the shares of capital stock of the UDC Subsidiaries, free and clear of any mortgage, pledge, Lien, encumbrance, charge or security interest of any kind (other than restrictions imposed under securities or insurance laws of general applicability). Neither PLICO nor UDC is a party to any option, warrant, purchase right or other Contract or commitment that could require the sale, transfer or other disposition of any of the Shares owned by it (other than this Agreement). Neither PLICO nor UDC is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Shares owned by it. Upon the delivery of and payment for the Shares at the Closing as provided for in this Agreement, Purchaser will acquire good and valid title to all the Shares, free and clear of any and all Liens.

        Section 5.7 Liens. Other than the Intellectual Property identified on Schedule 2.2(d), each Seller and each of PLAIC and Empire has good and marketable title to all of the Purchased Assets and the Policy-Related Assets owned by it, and a good and valid leasehold interest with respect to each of the Purchased Assets leased by it, free and clear of all Liens, claims, charges, security interests, and other encumbrances of any kind and of any nature, except Permitted Liens. With respect to all of the Intellectual Property included within the Purchased Assets, (i) Sellers, Empire and PLAIC have the right to use each item of such Intellectual Property, free and clear of any royalty or other similar payment obligations, which right, to the knowledge of Sellers, is free and clear of material claims of infringement or alleged infringement or other Lien (other than any Permitted Lien) of any kind; and (ii) to the knowledge of Sellers, the use of such Intellectual Property does not infringe upon or otherwise violate the rights of any Person and no Person has misappropriated or is violating or infringing any of such Intellectual Property.

        Section 5.8 Business Employees. Purchaser has been provided with a true and complete listing of the Business Employees, including each such Business Employee’s job title, classification, hire date, vesting date and current annual salary. Schedule 5.8 identifies any Business Employee who is not assigned to the Business but who renders substantial services to the Business and who is hereby agreed by the parties for purposes of this Agreement to be a Business Employee. All of the Business Employees are employed by either PLC, PLICO or UDC-CA.

        Section 5.9 Business Employee Plans.

        (a) Schedule 5.9 contains a list of all material plans, programs, arrangements and Contracts which provide benefits or compensation to or on behalf of Business Employees, former Business Employees or other employees or former employees of the Business or any of the Companies and/or their respective dependents, or to which any of the Sellers or the Companies or their Affiliates contributes or has any obligation to contribute on behalf of any such current or former employees of the Business and/or their dependents, including executive arrangements and “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). All such material plans, programs, arrangements or Contracts are referred to herein as “Business Employee Plans.”

        (b) All Business Employee Plans have been administered and operated in material compliance with their terms and with the requirements of ERISA, the Code and all other Applicable Laws. Each Business Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service stating that it is so qualified, and such determination letter has not been revoked.

        (c) There is no Lien, and there is not expected to be a Lien, under Code Sections 412(n) or 401(a)(29) or ERISA Section 302(f) or Tax under Code Section 4971.

        (d) All required contributions to Business Employee Plans have been made within the timeframes required by Applicable Law and the terms of any Business Employee Plan, except to the extent that the failure to do so reasonably could be expected to have a Material Adverse Effect.

        (e) To the knowledge of Sellers, no event has occurred or circumstances exist that reasonably could be expected to result in a material increase in premium costs under any insured Business Employee Plan that provides health benefits, or a material increase in benefit costs of any self-insured Business Employee Plan that provides health benefits.

        Section 5.10 Transferred Contracts and Other Agreements; No Defaults. True and correct copies of each of the Transferred Contracts and each of the Other Agreements have been made available to Purchaser. Except as set forth in Schedule 5.10, all of the Transferred Contracts and Other Agreements are in full force and effect and valid, binding and enforceable upon and against the Sellers, PLAIC and Empire (to the extent a party thereto) and, to the knowledge of Sellers, upon each of the other parties thereto and, to the knowledge of Sellers and subject to obtaining any required consents of the counterparties thereto, will continue to be following the Closing. There are no material defaults under any of the Transferred Contracts or Other Agreements by Sellers, PLAIC or Empire and, to the knowledge of Sellers, by any of the other parties thereto, and no event has occurred which, with the passage of time or giving of notice or both, would result in any of the Sellers, PLAIC or Empire or, to the knowledge of Sellers, any of the other parties to the Transferred Contracts or Other Agreements being in material default under any of the Transferred Contracts or Other Agreements, except as identified on Schedule 5.10. Except as set forth on Schedule 5.4, none of the Transferred Contracts or Other Agreements requires the consent of any other party thereto in order to be legally assigned to Purchaser, FBIC or FFLIC, as applicable. Each of the Related Agreements as defined in the Indemnity Reinsurance Agreements (which provide for the payment of Commissions (as that term is defined in the Indemnity Reinsurance Agreements)), and each of the Provider Agreements (as that term is defined in the Indemnity Reinsurance Agreements), is in form and substance customary and reasonable for the dental, life and disability insurance industries, as applicable.

        Section 5.11 No Brokers. Other than Goldman, Sachs & Co., the fees of which will be paid by Sellers, no broker or finder has acted directly or indirectly for Sellers or the Companies, nor have Sellers or any of the Companies incurred any obligation to pay any brokerage or finder’s fee or other commission, in connection with the transactions contemplated by this Agreement and the Related Agreements.

        Section 5.12 Compliance.

        (a) With respect to the Business, each of the Sellers, PLAIC and Empire is in compliance with all Applicable Laws in all jurisdictions in which it is presently conducting the Business, except for instances of non-compliance that could not reasonably be expected to have a Material Adverse Effect. None of Sellers, PLAIC or Empire has received any written notice alleging any violations of any law or regulation by any of such entities related to the Business, except for instances of violations that could not reasonably be expected to have a Material Adverse Effect.

        (b) Schedule 5.12 lists all jurisdictions in which PLICO, PLAIC and Empire are licensed to issue the Insurance Policies and the lines of insurance business that each of PLICO, PLAIC and Empire are authorized to transact in such jurisdiction with respect to the Business. Each of PLICO, PLAIC and Empire has been duly authorized by the relevant state insurance regulatory authorities to issue the Insurance Policies that it is currently writing, and was duly authorized to issue the Insurance Policies that it is not currently writing at the time such Insurance Policies were issued, in the respective states in which it conducts the Business, except for authorizations the failure of which to have could not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Except as set forth on Schedule 5.12, each of PLICO, PLAIC and Empire has all other Permits necessary to conduct the Business in the manner and in the areas in which the Business is presently being conducted and to perform their obligations under this Agreement and the Related Agreements and all such Permits are valid and in full force and effect, except where the failure to have such a Permit or for such permit not to be valid or not in full force or effect could not or would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Except as set forth on Schedule 5.12, none of PLICO, PLAIC or Empire is operating under any formal or informal agreement or understanding with the licensing authority of any state that restricts its authority to do business or requires any such entity to take, or refrain from taking, any action, in each case with respect to the Business.

        Section 5.13 Purchased Assets. Except for those agreements, properties and other assets listed on Schedule 5.13 (which are not part of the Purchased Assets, the Policy-Related Assets and the Other Agreements), the Purchased Assets, the Policy-Related Assets and the Other Agreements, together with all agreements, properties and assets that Purchaser will acquire by means of acquiring the Shares, include all agreements, properties and assets utilized by the Sellers and their Affiliates in the conduct of the Business as presently conducted.

        Section 5.14 Absence of Certain Changes. With respect to the Business, except as disclosed in Schedule 5.14 or as expressly contemplated by this Agreement and the Related Agreements, since December 31, 2000, the Business of each of PLICO, PLAIC and Empire has been conducted in the ordinary course consistent with past practices, and there has not been:

        (i)......any material change in the financial, Tax, accounting, actuarial or reserving policies of PLICO, PLAIC or Empire, except for such change as a result of a change in GAAP or SAP;

        (ii).....any amendment, termination, waiver or lapse of, or other failure to preserve, any material Permit;

        (iii)....any amendment of, any failure by any Seller, Empire or PLICO to perform all of its obligations under, any default under, or any termination of (other than on the stated expiration date), any Transferred Contract or Other Agreement, except in the ordinary course of business and consistent with past practice;

        (iv).....any event, occurrence or condition of any character that has had, or that might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

        (v)......any agreement or commitment (contingent or otherwise) to do any of the foregoing.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES AND THE BUSINESS

        PLC, on behalf of itself and PLICO, hereby represents and warrants to Fortis and Purchaser as follows:

        Section 6.1 Incorporation and Standing. Each of the Companies is duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has the corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted in such jurisdiction. Each of the Companies is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required, except where the failure to be so qualified does not have a Material Adverse Effect. Schedule 6.1 lists all the states where the Companies are qualified to do business as foreign corporations.

        Section 6.2 Capitalization; Ownership of Stock.

        (a) Schedule 6.2 sets forth, for each Company, (i) the number of authorized shares of stock of such Company, (ii) the number of outstanding Shares of such Company and (iii) the identity of the record owner of the Shares of such Company. All of the issued and outstanding Shares of each Company have been duly authorized, are validly issued, fully paid and nonassessable.

        (b) None of the Companies is a party to any option, warrant, purchase right or other Contract or commitment that could (i) require the sale, transfer or other disposition of any of the Shares (other than this Agreement) or (ii) require the issuance of any securities by any of the Companies. None of the Companies is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Shares, as applicable. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any of the Companies.

        Section 6.3 Actions Pending. Except as set forth in Schedule 6.3, (i) there is no action, suit, investigation or proceeding pending or, to the knowledge of Sellers, threatened against any of the Companies or any properties or rights of any of the Companies, by or before any court, arbitrator or administrative or Governmental Entity, and (ii) there are no outstanding orders, judgments, injunctions, awards or decrees binding upon any of the Companies.

        Section 6.4 Licenses and Permits. Each of the Companies is duly qualified, has all necessary Permits to conduct the Business in the manner and in the areas in which the Business is presently being conducted, and is in good standing in every jurisdiction where the nature of the Business requires it to be qualified or licensed, except where such qualifications, Permits and good standings, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All such Permits and licenses are valid and in full force and effect except where such could not reasonably be expected to have a Material Adverse Effect. Schedule 6.4 lists all jurisdictions in which each of the Companies is licensed to issue Insurance Policies and the lines of business that each of the Companies is authorized to transact in such jurisdiction. Each of the Companies has been duly authorized by the relevant state insurance regulatory authorities to issue the Insurance Policies that it is currently writing, and was duly authorized to issue the Insurance Policies that it is not currently writing at the time such Insurance Policies were issued, in the respective states in which it conducts the Business, except for authorizations the failure of which to have could not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Except as set forth on Schedule 6.4, none of the Companies is operating under any formal or informal agreement or understanding with the licensing authority of any state that restricts its authority to do business or requires any such entity to take, or refrain from taking, any action, in each case with respect to the Business.

        Section 6.5 Material Contracts. Except as provided in this Section 6.5, Schedule 6.5 lists all of the following Contracts to which any of the Companies has any rights or benefits or undertakes any obligations or liabilities (collectively, the “Material Contracts”):

        (a) Contracts, the performance of each of which is expected to involve consideration payable or receivable subsequent to the date of this Agreement in excess of $50,000, including Contracts for the payment of commissions and other similar compensation to brokers, agents, producers and similar sales representatives;

        (b) Contracts which restrict in any material respect or contain or purport to contain material limitations on the ability of any of the Companies to freely conduct business in the United States;

         (c) Contracts under which any of the Companies have borrowed money or guaranteed borrowings of money;

         (d) third party administration agreements;

        (e) Contracts with Sellers or any of their Affiliates (other than the Companies);

        (f) Contracts pursuant to which any Lien, other than Permitted Liens, is placed or imposed on any asset of any of the Companies;

        (g) employment Contracts and employee severance or retention Contracts, to the extent not listed on Schedule 5.9;

        (h) partnership or joint venture Contracts;

        (i) leases and subleases of real property;

        (j) any indemnification Contract or guarantee;

        (k) independent contractor and consulting agreements;

        (l) Contracts that provide for supplemental capitation payments to dentists and other providers of dental services;

        (m) Contracts that provide for any of the Companies to cede or reinsure any insurance obligations; or

        (n) any other “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated pursuant to the Securities Act) not terminable upon 90 days written notice.

        Schedule 6.5 excludes the Insurance Policies of the Companies issued or administered in the ordinary course of business, licenses and other agreements related to the use of Computer Programs, and the Related Agreements.

        Except as set forth in Schedule 6.5, all of the Material Contracts are in full force and effect and valid, binding and enforceable upon and against the Companies (to the extent a party thereto) and, to the knowledge of Sellers, upon each of the other parties thereto and, to the knowledge of Sellers and subject to obtaining any required consents of the counterparties thereto will continue to be following the Closing. None of the Companies or, to the knowledge of Sellers, any other party, is in breach of or in default under any such Material Contract, and no event has occurred which, with the passage of time or giving of notice or both, would result in any of the Companies or, to the knowledge of Sellers, any of the other parties to the Material Contracts being in material default under any of the Material Contracts, except as identified on Schedule 6.5. Except as set forth on Schedule 6.5, none of the Material Contracts requires the consent of any other party thereto in connection with the transactions contemplated hereby. Sellers have made available to Purchaser a true and correct copy of each contract and instrument listed in Schedule 6.5.

        Each of the Commission Agreements, the Customer Agreements and the Provider Agreements (as such agreements are identified and defined in Schedule 6.5) is in form and substance customary and reasonable for the dental, life and disability insurance industries, as applicable.

        Section 6.6 Compliance. Each of the Companies is in compliance with all Applicable Laws, except for instances of non-compliance that could not reasonably be expected to have a Material Adverse Effect. No Company has received any written notice alleging any violations of any Applicable Law by any Company, except for instances of violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        Section 6.7 Title to Assets. No items of tangible personal property are owned or leased by the Companies having a recorded book value of more than $5,000 per item. Except for assets which have been disposed of in the ordinary course of business, each Company has good and marketable title to, a valid leasehold interest in or a valid license or other right to use, the material properties and assets, shown on the December 31, 2000 balance sheet of such Company referred to in Section 6.10 or acquired after the date thereof, free and clear of all Liens except Permitted Liens.

        Section 6.8 Intellectual Property. Schedule 6.8 contains a true and complete listing of all Intellectual Property (i) owned or licensed by one or more of the Sellers and utilized by one or more of the Companies, (ii) owned by one or more of the Companies, or (iii) licensed (whether as licensor or licensee) by one or more of the Companies. The Companies have the right to use each item of Intellectual Property owned by one or more of the Sellers or any Company described on Schedule 6.8, free and clear of any royalty or other similar payment obligations, which right, to the knowledge of Sellers, is free and clear of material claims of infringement or alleged infringement or other Lien (other than any Permitted Lien) of any kind. The Companies have the right to use any licensed Intellectual Property described on Schedule 6.8, which right, to the knowledge of Sellers, is free and clear of material claims of infringement or alleged infringement or other Lien of any kind (other than any Permitted Lien), except for costs, charges, fees or other payments required under the terms of the licenses or other Contracts governing such licensed Intellectual Property. To the knowledge of Sellers, the use of such Intellectual Property described on Schedule 6.8 does not infringe upon or otherwise violate the rights of any Person and no Person has misappropriated or is violating or infringing any of the Intellectual Property described on Schedule 6.8.

        Section 6.9 Computer Programs.

(a) Other than Shrink Wrap Computer Programs, Schedule 6.9 sets forth a true and complete listing of all Computer Programs used in the conduct of the Business, and sets forth (i) the owner of each such Computer Program or whether such Computer Program is licensed and from whom licensed and (ii) whether such Computer Program is (A) exclusively used in the Business or (B) used in the Business and in other business units of one or more of the Sellers.

        (b) Other than the rights of those Persons listed as an owner or licensee on Schedule 6.9, no rights have been granted to any other Person to use the Computer Programs described on Schedule 6.9 as being used exclusively by the Business. To the knowledge of Sellers, the use of the Computer Programs included on Schedule 6.9 in the conduct of the Business does not infringe upon or otherwise violate the rights of any Person and no Person has misappropriated or is violating or infringing any of the Computer Programs.

        (c) None of the Companies or, to the knowledge of Sellers, any other party is in breach of or default under any license or other Contracts under which the Companies have rights to use licensed Computer Programs.

        Section 6.10 Financial Statements.

        (a) PLICO has previously made available to Purchaser the following financial statements:

        (i) The audited and unaudited statutory statements and audited and unaudited financial statements for each of the Companies set forth in Schedule 6.10 (each such statement, a “Company Statement”);

        (ii) Excerpts for the Business from the:

        (A) audited financial statements of PLICO as of and for the years ended December 31, 1998, 1999 and 2000 and the unaudited financial statements of PLICO as of and for the quarter ended March 31, 2001;

        (B) audited statutory statements of PLICO as of and for the years ended December 31, 1998 and 1999 and the unaudited statutory statements of PLICO as of and for the year ended December 31, 2000 and as of and for the quarter ended March 31, 2001;

        (C) audited statutory statements of Empire as of and for the years ended December 31, 1998 and 1999 and the unaudited statutory statements of Empire as of and for the year ended December 31, 2000 and as of and for the quarter ended March 31, 2001;

        (D) audited financial statements of PLAIC as of and for the years ended December 31, 1998, 1999 and 2000 and the unaudited financial statements of PLAIC as of and for the quarter ended March 31, 2001; and

        (E) audited statutory financial statements of PLAIC as of and for the years ended December 31, 1998 and 1999 and the unaudited statutory financial statements of PLAIC as of and for the year ended December 31, 2000 and as of and for the quarter ended March 31, 2001.

        The excerpts of financial statements referred to in this Section 6.10(a)(ii), which are set forth in Schedule 6.10(a), are referred to as the “Indemnity Financial Statements.”

        (b) Each Company Statement presents fairly, in all material respects, the financial condition and results of operations of the applicable Company as of the applicable date and for the applicable period specified in Schedule 6.10. Except as set forth in the notes to Schedule 6.10:

        (i) Each of the statutory statements described on Schedule 6.10 was prepared in accordance with SAP;

        (ii) Each of the audited financial statements described on Schedule 6.10 was prepared in accordance with GAAP;

        (iii) Each of the December 31, 1998, 1999 and 2000 unaudited financial statements described on Schedule 6.10 was prepared in accordance with GAAP and consistently, in all material respects, with the methods used in preparing the audited consolidated financial statements of PLC as of the same date (except for the absence of footnotes); and

        (iv) Each of the March 31, 2001 unaudited financial statements described on Schedule 6.10 was prepared in accordance with Modified GAAP consistently, in all material respects, with the methods used in preparing the unaudited consolidated financial statements of PLC as of March 31, 2001.

        (c) The Indemnity Financial Statements were derived from excerpts of the consolidating statutory and financial statements of PLICO, Empire and PLAIC, as applicable, such excerpts were prepared in accordance with SAP or Modified GAAP, as applicable, on a consistent basis (unless otherwise noted in such excerpts) with such underlying statutory and financial statements, and such underlying statutory and financial statements were prepared in accordance with SAP or Modified GAAP, as applicable, and present fairly, in all material respects, the financial condition and results of operations of the Business conducted by PLICO, Empire and PLAIC as of dates and for the periods therein specified.

        (d) Each statutory statement contained within the Company Statements and from which the Indemnity Financial Statements were excerpted was timely filed with all required Governmental Entities and complied in all material respects with all Applicable Laws when it was filed. No material deficiencies have been asserted by any Governmental Entity with respect to any such statutory statement. All statutory reserves reflected in such statutory statement with respect to the Business were determined in all material respects in accordance with applicable SAP and generally accepted actuarial standards, consistently applied. With respect to the Business, neither Sellers, PLAIC, Empire nor any of the Companies use any deviations from applicable SAP or generally accepted actuarial standards that have been specifically approved for such entity by the insurance departments of its state of domicile (typically referred to as “permitted practices”).

        (e) The March Adjusted Equity Schedule was prepared in good faith by Sellers for the purpose of the sale of the Business and based on the books and records of Sellers and the Companies. All items on the March Adjusted Equity Schedule were prepared in accordance with Modified GAAP using accounting and actuarial principles, practices and methodologies consistent with the applicable Company’s December 31, 2000 GAAP balance sheet.

        (f) The Indemnity Accounting was prepared in good faith by Sellers for the purpose of reinsuring to FBIC and FFLIC the indemnity insurance portion of the Business and is based on the books and records of PLICO, PLAIC and Empire. The Indemnity Accounting was prepared in accordance with SAP using accounting and actuarial principles, practices and methodologies consistent with PLICO’s, PLAIC’s and Empire’s respective March 31, 2001 SAP balance sheets.

        Section 6.11 Taxes. Except as set forth on Schedule 6.11:

(a) Each of the Companies has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects when filed. All Taxes owed by any of the Companies (whether or not shown on such Tax Returns) have been paid.

        (b) None of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or executed or filed any power of attorney, which power of attorney is currently in force, in each case with respect to any Tax Return.

        (c) No deficiency for any amount of Tax that has not been resolved has been asserted or assessed by a taxing authority against Sellers with respect to any of the Companies or for which the Companies could be held liable and Sellers have no knowledge that any such assessment or asserted Tax liability shall be made. There is no action, lawsuit, taxing authority proceeding or audit now in progress, pending or, to Sellers’ knowledge, threatened against or with respect to any Tax Return of Sellers which includes any of the Companies.

        (d) Sellers have delivered to Purchaser correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, affecting or agreed to by any of the Companies since December 31, 1995.

        (e) None of the Companies has filed a consent under Section 341(f) of the Code concerning collapsible corporations.

        (f) None of the Companies has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the acquired assets constitutes a “United States real property interest” within the meaning of Section 897(c)(1) of the Code. None of the Companies is, or owns or is deemed to own an interest directly or indirectly in a passive foreign investment company as defined in Section 1297(a) of the Code.

        (g) None of the Companies within the past six years has been a member of an affiliated group, or any similar group defined under local, state or foreign Tax law, other than an affiliated group of which Sellers are a part.

        (h) Except as disclosed on Schedule 6.5, none of the Companies is a party to or bound by any Tax allocation, sharing, indemnity or similar agreement or arrangement with any Person, and none of the Companies has any current or potential contractual obligation to indemnify any other Person with respect to Taxes.

        (i) No claim has ever been made by a taxing authority in a jurisdiction where none of the Companies pays Taxes or files Tax Returns that any of such Companies is or may be subject to Taxes assessed by such jurisdiction.

        (j) Sellers are not foreign persons within the meaning of Section 1445(f)(3) of the Code.

        Section 6.12 Absence of Certain Changes. Except as disclosed in Schedule 6.12 or as expressly contemplated by this Agreement and the Related Agreements, since December 31, 2000, the business of each of the Companies has been conducted in the ordinary course consistent with past practices, and there has not been:

        (a) any incurrence, assumption or guarantee by a Company of any indebtedness for money borrowed;

        (b) any material change in the financial, Tax, accounting, actuarial or reserving policies of a Company, except for any such change as a result of a change in GAAP or SAP;

        (c) to the extent payable by a Company, any (i) employment, deferred compensation, severance, retirement or other similar Contract entered into with any director, officer or employee (or any amendment to any such existing Contract), (ii) grant of any severance or termination pay to any director, officer or employee other than in the ordinary course of business, or (iii) change in compensation or other benefits payable to any director, officer or employee, other than (A) increases in compensation in the ordinary course of business consistent with past practice and (B) changes in benefits required by plans and arrangements under the terms in effect as of December 31, 2000;

        (d) any material transaction or commitment by a Company involving assets or rights of any of the Companies other than in the ordinary course of business consistent with past practice;

        (e) any transaction or commitment, or any Contract entered into, between a Company and any of its Affiliates;

        (f) any amendment, termination, waiver or lapse of, or other failure to preserve, any material Permit;

        (g) any amendment of, any failure by any Company to perform all of its obligations under, any default under, or any termination of (other than on the stated expiration date) of, any Material Contract of the type described in Section 6.5, except in the ordinary course of business and consistent with past practice;

        (h) any payment, discharge or satisfaction by any Company of any claims, liabilities or obligations other than in the ordinary course of business and consistent with past practice;

        (i) any capital expenditure except in the ordinary course of business and consistent with past practice;

        (j) any event, occurrence or condition of any character that has had, or that might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

        (k) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

        Section 6.13 Real Property.

        (a) The Companies own no real property.

        (b) Schedule 6.13 sets forth a true and complete list and summary description (stating the name of owner or lessor, name of lessee or sublessee, expiration date, and renewal option and any consent of the lessor or other third party required to maintain the effectiveness of the lease or sublease) of each lease and sublease under which real property is occupied by Business Employees or used by any of the Sellers or Companies exclusively or primarily in the Business as of the date hereof (collectively, the “Business Properties”). Each of the Business Properties consists of conventional office space and (if any) associated loading docks, maintenance areas and other similar utility areas. The relevant Seller or Company has a good and valid leasehold interest with respect to the Business Properties, free and clear of all Liens (other than Permitted Liens). None of the Sellers or Companies nor any of their Affiliates or, to the knowledge of Sellers, any other party is in breach of or default under any such lease or sublease. The relevant Company’s use of the Business Properties is in compliance with all zoning, fire, health, building, handicapped persons, sanitation, use, occupancy and other Applicable Laws, except to the extent that such non-compliance could not reasonably be likely to result in a Material Adverse Effect. Sellers have made available to Purchaser a true, correct and complete copy of each lease and sublease listed in Schedule 6.13.

        (c) Except for the leases and subleases listed in Schedule 6.13, none of the Companies is a party to any lease or sublease of real property.

        Section 6.14 Environmental Matters. To the knowledge of Sellers, (i) there is not and has not been any Environmental Condition at, under or in or originating from any premises or property currently or formerly owned, leased, operated, or used by the Companies for which the Companies have any legal responsibility, or any premises or property currently or formerly owned, leased or used by Sellers, PLAIC or Empire with respect to the Business for which an acquirer of the Business could be reasonably expected to have any legal responsibility, (ii) none of the Companies, and none of Sellers, PLAIC or Empire as lessor under real property leases in connection with the Business, is subject to any Governmental Order or is subject to any indemnity or other agreement with any Person relating to liabilities or obligations (contingent or otherwise) arising under Environmental Laws, and (iii) none of the Companies, and none of Sellers, PLAIC or Empire with respect to the Business, has received any notice alleging that it is or may be liable for any Environmental Condition at any location.

        Section 6.15 Labor Matters. Neither PLC, PLICO or UDC-CA, in respect of the Business Employees, nor any of the Companies, is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Except as set forth on Schedule 6.15, there is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Sellers, threatened against PLC, PLICO or UDC-CA, in respect of the Business Employees, or any of the Companies. To the knowledge of Sellers, there are no organizational efforts with respect to the formation of a collective bargaining unit currently being made or threatened involving the Business Employees and there have been no such efforts within the last five (5) years. With respect to the Business Employees, PLC, PLICO and UDC-CA are in material compliance with all Applicable Laws regarding employment, consulting, employment practices, wages, hours and terms and conditions of employment. All Persons treated as independent contractors with respect to the Business at any time during the past five (5) years were properly so treated and neither Sellers nor the Companies are liable for any misclassifications of such Persons which will become the liability of Purchaser or its Affiliates (including after the Closing the Companies).

        Section 6.16 Reserves. The actuarial reserves established or reflected in the Company Statements and the Indemnity Financial Statements:

        (a) are computed in (X) accordance with commonly accepted actuarial standards consistently applied and are fairly stated in accordance with sound actuarial principles, and (Y) a manner consistent with the projection models and methodologies used to prepare the actuarial valuation of the Business contained in the Appendix to the Information Memorandum,

        (b) are based on actuarial assumptions which produce reserves at least as great as those called for in any Insurance Policy provision as to reserve basis and method, and are in accordance with all other Insurance Policy provisions,

        (c) meet the requirements of Applicable Laws, and

        (d) are calculated on the basis of reserving methodologies consistent with those employed by PLICO, PLAIC, Empire and the Companies for the calculation of reserves associated with the relevant Insurance Policies for purposes of such entity’s statutory Annual Statement for the year ended December 31, 2000 and such entity’s Quarterly Statements for the quarter ended March 31, 2001.

        Section 6.17 Subsidiaries. None of the Companies (other than UDC) has any direct or indirect subsidiaries. UDC has no subsidiaries other than UDC Life, UDC-MO, Denticare-OK and, as of the date of this Agreement, Oracare Consultants, Inc.

        Section 6.18 Insurance Policies. With respect to all Insurance Policies of the Business, including those of the Companies, PLICO, PLAIC and Empire:

        (a) The forms of Insurance Policies currently utilized for issuance by the Companies, PLICO, PLAIC and Empire, and the states in which such forms are authorized for issuance, on the date hereof are listed on Schedule 6.18. All Insurance Policies now in force are, to the extent required under Applicable Law, on forms (including any actuarial memoranda or supporting documentation) and with premium rates that have been approved by applicable insurance regulatory authorities or that have been filed and not objected to by such authorities within the period provided for objection, and such forms and premium rates comply in all respects with the insurance laws applicable thereto, except where the failure to have such approval or non-objection or the failure to so comply could not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

        (b) At the time any Company, PLICO, PLAIC or Empire paid commissions or similar compensation to any broker, agent, producer or similar sales representative within the past three years in connection with the sale or renewal of Insurance Policies, each such broker, agent, producer or other sales representative was duly licensed and was duly appointed by such Company, PLICO, PLAIC or Empire as an insurance broker, agent, producer or sales representative (for the type of business sold by such broker, agent, producer or sales representative) in the particular jurisdiction in which such broker, agent, producer or sales representative sold such business for such Company, PLICO, PLAIC or Empire, and no such broker, agent, producer or sales representative violated any federal, state, local or foreign law applicable to the Business, except where the failure to be so licensed or so appointed or any such violation could not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

        (c) Except as set forth on Schedule 6.18, no Insurance Policy entitles the holder thereof or any other Person to receive dividends, distributions or other benefits based on the revenues or earnings of any of the Companies.

        (d) Except as set forth on Schedule 6.18, there are no Contracts to which any Company, PLICO, PLAIC or Empire is a party, or which is binding upon any of them, that restrict such entity’s right to change the crediting rates and other non-guaranteed elements under the Insurance Policies, other than pursuant to the terms of the Insurance Policies.

        (e) All Insurance Policies were issued in conformity in all material respects with the applicable Company’s, PLICO’s, PLAIC’s or Empire’s underwriting standards. With respect to the Insurance Policies that are reinsured or retroceded in whole or in part, such Insurance Policies conform in all material respects to the standards agreed to with reinsurers in the related reinsurance, retrocession or other similar contracts other than such deviations that are immaterial individually or in the aggregate.

        (f) Sellers have made available to Purchaser all material correspondence with respect to the Companies and the Business between or among any Seller, PLAIC, Empire or any Company and any Governmental Entity, including, but not limited to, all state insurance regulatory authorities regarding any material violation of laws within the last two years.

        Section 6.19 Investment Assets. The investment assets owned by each Company are admitted assets for such Company under all Applicable Laws regarding insurance of such Company’s state of domicile.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF FORTIS, PURCHASER, FBIC AND FFLIC

        Fortis, on behalf of itself and Purchaser, FBIC and FFLIC hereby represents and warrants to PLC as follows:

        Section 7.1 Incorporation and Standing. Fortis, Purchaser, FBIC and FFLIC are each duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each has the corporate power and authority to own, lease and operate its properties and assets and conduct its business as it is now being conducted in such jurisdiction.

        Section 7.2 Authorization. Fortis, Purchaser, FBIC and FFLIC each has the full corporate power and authority to enter into this Agreement and the Related Agreements, as applicable, and to perform their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements and the performance by Fortis, Purchaser, FBIC and FFLIC of its respective obligations under this Agreement and the Related Agreements have been duly and validly authorized and approved by all requisite corporate action of Fortis, Purchaser, FBIC and FFLIC, as applicable, and no other acts or proceedings on the part of Fortis, Purchaser, FBIC or FFLIC are necessary to authorize the execution, delivery and performance of this Agreement or the Related Agreements or the transactions contemplated hereby and thereby. Assuming the due authorization and execution of this Agreement and the Related Agreements by Sellers, PLAIC and Empire, as applicable, this Agreement constitutes, and the Related Agreements to be delivered at Closing will constitute, legal, valid and binding obligations of Fortis, Purchaser, FBIC and FFLIC, as applicable, and this Agreement and each Related Agreement, will be enforceable against Fortis, Purchaser, FBIC and FFLIC, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

        Section 7.3 No Conflict or Violation. Except as disclosed in Schedule 7.3 and subject to obtaining the consents and approvals described in Section 7.4, the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby by Fortis, Purchaser, FBIC and FFLIC, as applicable, in accordance with the respective terms and conditions hereof and thereof will not (i) violate any provision of Fortis’, Purchaser’s, FBIC’s or FFLIC’s Governing Documents; (ii) violate, conflict with or result in the breach of any of the terms of, result in any modification of, accelerate or permit the acceleration of the performance required by, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both) a default under, any material agreement to which Fortis, Purchaser, FBIC or FFLIC is a party or by or to which it or any of its assets or properties may be subject; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or Governmental Entity, or any agreement with, or condition imposed by, any Governmental Entity, which violation would be reasonably likely to have a material adverse effect on Fortis’, Purchaser’s FBIC’s or FFLIC’s ability to perform its obligations under this Agreement or any Related Agreement or to consummate the transactions contemplated hereby or thereby; or (iv) violate any statute, law or regulation of any jurisdiction as each statute, law or regulation relates to Fortis, Purchaser, FBIC or FFLIC or to the assets or business of Purchaser, FBIC or FFLIC, except for such violations that will not, individually or in the aggregate, have a material adverse effect on Fortis’, Purchaser’s, FBIC’s or FFLIC’s ability to perform its obligations under this Agreement or any Purchaser Related Agreement or to consummate the transactions contemplated hereby or thereby.

        Section 7.4 Consents and Approvals. Except as set forth in Schedule 7.4, and except in connection with the applicable requirements of the HSR Act, no consent, approval, non-disapproval, authorization, ruling, order of, notice to, or registration with any Governmental Entity or any other Person is required on the part of Fortis, Purchaser, FBIC or FFLIC in connection with the execution and delivery of this Agreement or the Related Agreements, as applicable, or the consummation by Fortis, Purchaser, FBIC or FFLIC of the transactions contemplated hereby and thereby.

        Section 7.5 Actions Pending. Except as set forth in Schedule 7.5, there is no action, suit, investigation or proceeding pending or, to the knowledge of Fortis, Purchaser, FBIC or FFLIC, threatened against Fortis, Purchaser, FBIC or FFLIC, or any properties or rights of Fortis, Purchaser, FBIC or FFLIC, by or before any court, arbitrator or administrative or Governmental Entity, which action, suit, investigation or proceeding, if adversely determined, would materially impair the ability of Fortis, Purchaser, FBIC or FFLIC to perform its obligations under this Agreement or the Related Agreements, as applicable.

        Section 7.6 Ratings. Neither Fortis, Purchaser, FBIC or FFLIC has any reason to believe, as of the date hereof and as of the Closing Date, that the claims-paying ability, financial strength or other ratings by A.M. Best Company, Inc. or any other rating agency of Fortis, Purchaser, FBIC or FFLIC will be materially adversely affected by the consummation of the transactions contemplated hereby.

        Section 7.7 No Brokers. Other than Credit Suisse First Boston, no broker or finder has acted directly or indirectly for Fortis or Purchaser, nor has Fortis or Purchaser incurred any obligation to pay any brokerage or finder’s fee or other commission, in connection with the transactions contemplated by this Agreement and the Related Agreements.

        Section 7.8 Investment Intent of Purchaser. The Shares will be acquired by Purchaser for its own account and not for the purpose of a distribution. Purchaser will refrain from transferring or otherwise disposing of any of the Shares acquired by it, or any interest therein, in such manner as would violate any provision of the Securities Act, or any applicable state securities law regulating the disposition thereof. Purchaser acknowledges and agrees that the certificates representing the Shares may bear legends to the effect that the Shares have not been registered under the Securities Act, or such other state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof. Purchaser shall comply with Purchaser’s warranties and obligations set forth in this Section 7.8.

        Section 7.9 Investment Company. Purchaser is not an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

        Section 7.10 Financing. Fortis has available, and at the Closing will have available, sufficient funds for Fortis, Purchaser, FBIC and FFLIC to consummate the transactions contemplated by this Agreement and the Related Agreements and to pay all related fees and expenses required to be paid by Purchaser, FBIC and FFLIC hereunder and thereunder.

        Section 7.11 Sophisticated Purchaser. Each of Fortis and Purchaser is a sophisticated Person who has extensive experience in the industry in which the Business is a part and has conducted an extensive due diligence review of the Business and has made a determination of whether to execute this Agreement and the Related Agreements, to purchase the Shares and Purchased Assets and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements solely based upon its own professional business judgment. Other than as specifically provided for in this Agreement and the Related Agreements, neither Fortis or Purchaser is relying upon any representation, warranty, covenant or agreement made by PLC or its subsidiaries in executing this Agreement or any Related Agreement or in order to purchase the Shares and Purchased Assets or otherwise consummate the transactions contemplated by this Agreement or any Related Agreement.

ARTICLE 8
PRE-CLOSING COVENANTS

        Section 8.1 Conduct of Business.

        (a) Prior to the earlier of the Closing Date or the termination of this Agreement pursuant to the terms hereof, except as contemplated hereby, unless the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) is obtained, Sellers, PLAIC and Empire will conduct the Business and will cause the Companies to conduct their business only in the ordinary course of business, consistent in all material respects with past practice, specifically including the right to declare and pay dividends in respect of the Companies (so long as the act of or result of such dividends do not conflict or violate Applicable Law), and with current business plans and will use commercially reasonable efforts to preserve the business organization and value of the Business and good relationships with its agents, brokers, customers, suppliers, employees and other Persons having dealings with Sellers, PLAIC, Empire and the Companies with respect to the Business.

        (b) Without limiting the generality of Section 8.1(a), except as otherwise expressly provided in this Agreement, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), prior to the earlier of the Closing Date or termination of this Agreement, Seller shall not, and shall cause PLAIC, Empire and the Companies not to:

        (i) enter into, terminate or fail to renew any Contract that would constitute a Transferred Contract or a Material Contract, other than in the ordinary course of business and consistent with past practice, or modify in any manner materially adverse to the Business any Transferred Contract or Material Contract, except as may be required by Applicable Law;

        (ii) acquire, dispose of, lease, assign or encumber any asset that is used or to be used in the Business, other than acquisitions, dispositions, leases, assignments or encumbrances in the ordinary course of the business and consistent with past practice;

        (iii) enter into, adopt, or (except as may be required by Applicable Law or the terms of any such arrangement) modify or terminate any Business Employee Plan (or any plan, program, arrangement or Contract that would fit within the description set forth in the first sentence of Section 5.9(a)) or any compensation plan, in each case as it relates to the Business Employees and which will be an obligation of any of the Companies, Purchaser or any of its Affiliates after the Closing Date except for a change in the base salary of any Business Employee that is a merit or tenure increase granted in the ordinary course of business and consistent with past practice and does not exceed 5% of such Business Employee’s base salary;

        (iv) make any capital expenditure by any of the Companies that is not in the ordinary course of business consistent with past practice, enter into any new or increase any existing indebtedness of the Companies, or have the Companies guarantee any indebtedness of any other Person;

        (v) make any material change to the financial, Tax, accounting, actuarial or reserving policies employed with respect to the Business, except as may be required by Applicable Law, GAAP or SAP;

        (vi) enter into or terminate any reinsurance contract relating to the Business, other than renewals of existing reinsurance contracts in the ordinary course of business consistent with past practice;

        (vii) redeem, repurchase or issue any shares of capital stock of any Company, or grant any options, warrants or other rights to purchase or obtain any shares of capital stock of any Company;

        (viii) cause or permit any amendment, supplement, waiver or modification to or of any of the Companies’ Governing Documents;

        (ix) pay, discharge, compromise or satisfy any claims, liabilities or obligations associated with the Business other than the payment, discharge, compromise or satisfaction of claims, liabilities or obligations in the ordinary course of business and consistent with past practice;

        (x) increase the commissions or benefits of any agents, brokers, producers or other sales representatives for the Business, except in any case (1) as may be required under the terms of the applicable contractual relationship with any such Person, or (2) in the ordinary course of business and consistent with past practice;

        (xi) except in the ordinary course of business, launch, market, issue or agree to issue any new products that vary materially from presently existing products, that are similar to the Insurance Policies or make material modifications or additions to the terms and conditions of the Insurance Policies;

        (xii) agree in writing or otherwise to take any of the actions described above in this Section 8.1(b).

        (c) Notwithstanding the provisions contained in paragraphs (a) and (b) of this Section 8.1, the Sellers, PLAIC, Empire and the Companies may continue to pursue the “exit strategy” described in Schedule 6.4.

        (d) Prior to Closing, Sellers shall notify Purchaser as promptly as practicable of any event or transaction that could reasonably be likely to have a Material Adverse Effect.

        (e) Notwithstanding any other provisions of this Section 8.1 to the contrary, PLC shall have the right to take or cause to be taken any and all actions it deems appropriate in its sole judgment with respect to (i) the BBI Marketing Agreement and (ii) the LeafRe Reinsurance Agreements, subject to the following covenants which Sellers shall cause to happen:

        (i) At the Closing, PLICO shall, and PLC shall cause PLAIC to, terminate the BBI Marketing Agreement as provided in the next sentence and to acknowledge in writing to BBI that the BBI Marketing Agreement is terminated as provided in the next sentence, provided that such obligation to terminate the BBI Marketing Agreement and provide such acknowledgement shall be subject to BBI's agreement to such termination. Unless PLICO, PLAIC and BBI otherwise agree, such termination shall be only as to all matters arising on or after the Closing Date but shall not affect the claims of each party to the BBI Marketing Agreement against any other party or parties thereto with respect to actions or inactions prior to such termination, including, the claims set forth in Protective Life Insurance Company v. Better Benefits, Inc. f/k/a Better Compensation, Inc., and LeafRE Reinsurance Company, United States District Court, Northern District of Alabama, Case No.: CV-01-BU-1232-S. BBI has agreed to such termination of the BBI Marketing Agreement in the Agreement dated July 2, 2001 by and between LeafRe, BBI, Dr. Robert J. Leaf and FBIC ("Fortis LeafRe Agreement").

        (ii) At Closing, FBIC and FFLIC shall reinsure pursuant to the Indemnity Reinsurance Agreements the Insurance Policies that both (A) were included in the periodic financial reports provided by PLICO and PLAIC to LeafRe on or before March 31, 2001 as being reinsured pursuant to the LeafRe Reinsurance Agreements, or were reinsured pursuant to the LeafRe Reinsurance Agreements in the ordinary course of business after March 31, 2001, and (B) continue in force as of the Closing Date (such Insurance Policies being referred to in this Section 8.1(e) as the “Covered Policies”). Such reinsurance by FBIC and FFLIC will be subject to and consistent with the contractual obligations of PLICO and PLAIC, as applicable, arising on or after the Closing Date under the LeafRe Reinsurance Agreements. Such reinsurance shall include FBIC’s and FFLIC’s agreement, as applicable, to pay all commissions owing to BBI under the BBI Marketing Agreement and arising from and after the Closing Date with respect to the Covered Policies only and shall provide that all other BBI commissions and overrides shall remain PLICO’s and PLAIC’s obligations and responsibilities, except that such reinsurance shall also include FBIC’s and FFLIC’s agreement, as applicable, to pay all commissions owing to BBI under the BBI Marketing Agreement and arising prior to the Closing Date with respect to the Covered Policies to the extent such commissions are included as a Policy-Related Liability as of the effective time of the Closing.

        (iii) Any settlement among any of BBI, LeafRe, PLICO, and PLAIC involving the BBI Marketing Agreement or the LeafRe Reinsurance Agreements prior to Closing (A) shall not be on terms that prevent compliance by FBIC with the provisions of Sections 2 and 3 of the Fortis LeafRe Agreement, (B) shall ensure that the only Insurance Polices subject to the LeafRe Reinsurance Agreements are the Covered Policies, and (C) shall be approved by Fortis in writing in advance with respect to the matters described in (A) and (B), which approval shall not be unreasonably withheld, conditioned or delayed.

        Section 8.2 Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, Purchaser and Sellers shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby or thereby and all of such expenses incurred and not paid by the Companies shall be accrued on the Closing Date Equity Schedule and the Post Closing Equity Schedule.

        Section 8.3 Access; Certain Communications. Between the date of this Agreement and the Closing Date, subject to Applicable Laws relating to the exchange of information, Sellers shall (and shall cause PLAIC, Empire and the Companies to) afford to Purchaser and its authorized agents and representatives access, upon reasonable notice and during normal business hours, to all contracts, documents and information of or relating to the assets, liabilities, business, operations and other aspects of the Business. PLC shall cause the management employees of the Dental Benefits Division to provide reasonable assistance to Purchaser in Purchaser’s investigation of matters relating to the transactions contemplated hereby and reasonable access to the properties of the Business; provided, however, that Purchaser’s inquiries shall be conducted in a manner that does not unreasonably interfere with Sellers’ or the Companies’ normal operations and customers, and that Purchaser shall not contact any customer, broker or agent of the Business without the prior written approval of PLC, which approval shall not be unreasonably withheld or delayed. Without limiting any of the terms thereof, the terms of the Confidentiality Agreement shall govern Purchaser’s and its agents’ and representatives’ obligations with respect to all confidential information with respect to the Business, Sellers and the Companies and their respective Affiliates and other related Persons, which has been provided or made available to them at any time, including during the period between the date of this Agreement and the Closing Date.

        Section 8.4 Regulatory and Contract Matters.

        (a) Sellers and Purchaser shall cooperate and use commercially reasonable efforts to obtain all consents, approvals and agreements of, and to give and make all notices to and filings with, any Governmental Entity necessary to authorize, approve or permit the consummation of the transactions contemplated by this Agreement, the Related Agreements and any other agreements contemplated hereby or thereby, including the necessary filings pursuant to the HSR Act (the filing fees of which shall be paid by Purchaser). Purchaser and Sellers will provide each other and their respective counsel the opportunity to review in advance and comment on any initial filings with any Governmental Entity (other than proprietary or confidential information filed as part of the HSR Act) provided that the parties receiving such filing shall respond on a timely basis, and the party preparing such filing shall not be restricted from making such filing as required by Applicable Law. Purchaser and Sellers will keep each other informed of the status of matters relating to obtaining the necessary regulatory approvals. It is expressly understood by the parties hereto that each party hereto shall use commercially reasonable efforts to permit, to the extent practicable, representatives of the other party to attend and participate reasonably in any hearing, proceeding, meeting, conference or similar event before or with a Governmental Entity relating to this Agreement or a Related Agreement. In furtherance of the foregoing, Purchaser and Sellers shall provide each other reasonable advance notice, to the extent practicable, of any such hearing, proceeding, meeting, conference or similar event. The notice required to be given under this Section 8.4 shall be given to representatives of Sellers or Purchaser entitled to receive notices hereunder, to the extent practicable.

        (b) Sellers and Purchaser shall cooperate and use commercially reasonable efforts to obtain all other approvals and consents to the transactions contemplated by this Agreement and the Related Agreements, including the consents of third parties required under the Transferred Contracts, the Other Agreements and the Material Contracts, provided that exercise of commercially reasonable efforts shall not require the payment of any fee or other economic consideration for any such approval or consent. Except as otherwise provided in Section 8.11, in the event and to the extent that, prior to Closing, Sellers are unable to obtain any required approval or consent of non-governmental authorities to any Contract to be assigned to Purchaser hereunder, (i) Sellers shall use commercially reasonable efforts in cooperation with Purchaser after the Closing to (A) provide or cause to be provided to Purchaser the benefits of any such agreement or license, (B) cooperate in any arrangement, reasonable and lawful as to Sellers and Purchaser, designed to provide such benefits to Purchaser and (C) enforce for the account of Purchaser any rights of Sellers arising from such agreements and licenses, including the right to elect to terminate any such agreement or license in accordance with the terms thereof on the advice of Purchaser, and (ii) Purchaser shall use commercially reasonable efforts to perform the obligations of Sellers arising under such agreements and licenses, to the extent that, by reason of the transactions consummated pursuant to this Agreement or otherwise, Purchaser has control over the resources necessary to perform such obligations and can perform such obligations without violating the non-assigned agreement or license; provided however, Purchaser’s obligations to perform under any such non-assigned agreement or license shall at all times be conditioned upon Purchaser’s being entitled to receive all amounts due and owing from the counterparty. If and when any such approval or consent shall be obtained or such agreement or license shall otherwise become assignable, the applicable Seller shall promptly assign all of its rights and obligations thereunder to Purchaser without the payment of further consideration and Purchaser shall, without the payment of any further consideration therefor, assume such rights and obligations and the applicable Seller shall be relieved of any and all obligation or liability hereunder.

        Section 8.5 Further Assurances. Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby. Each such party shall, at or prior to the Closing, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by this Agreement and the Related Agreements, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby and thereby.

        Section 8.6 Notification of Certain Matters.

        (a) Each party shall give prompt notice to the other party of (i) the occurrence, or failure to occur, of any event or the existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date (except to the extent such representations and warranties are given as of a particular date or period and relate solely to such particular date or period), and that reasonably could be expected to postpone the Closing or prevent the Closing from occurring, and (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, which failure reasonably could be expected to postpone the Closing or prevent the Closing from occurring.

        (b) From the date of this Agreement to the earlier of the termination of this Agreement or up to and including the Closing Date, Sellers may, by written notice to Purchaser, provide or supplement any schedule to reflect any change or event that occurs after the date of this Agreement (1) that, if existing or occurring on the date hereof, should have been so disclosed, or (2) that is necessary to correct any information in such schedules that was or has been rendered inaccurate thereby; provided however, that any such supplemental schedules shall not be deemed to have been disclosed as of the date hereof, to constitute a part of, or an amendment or supplement to, the schedules, or to cure any breach or inaccuracy of a representation or warranty, unless (i) the changes reflected in such supplemental schedules reflect the addition or subtraction of Material Contracts or Transferred Contracts resulting from the ordinary course of business consistent with past practice and are not matters for which Purchaser’s prior written consent is required pursuant to Section 8.1, or (ii) are so agreed to in writing by Purchaser, which agreement shall not waive any of Purchaser’s rights to indemnification under Article 13; and provided further, that such supplemental schedules shall not entitle Purchaser to refuse to consummate the transactions contemplated hereby unless such supplemental schedules, individually or in the aggregate, disclose a failure to satisfy a condition to Closing specified in Section 10.1.

        Section 8.7 Maintenance and Transfer of Records.

        (a) Maintenance. Through the Closing Date, Sellers shall, shall cause the Companies to, and shall cause Empire and PLAIC with respect to the Business to, maintain their respective Books and Records in all material respects in the same manner and with the same care that the Books and Records have been maintained prior to the execution of this Agreement.

        (b) Employment Records. Consistent with Section 2.2(f), employment records of Transferred Employees will be transferred at or promptly after the Closing by PLC, PLICO and UDC-CA to Purchaser (or other transferee designated by Purchaser) in the form mutually agreed to in advance between PLICO and Purchaser. PLICO will retain all other employment records of the Transferred Employees and will grant access by Purchaser and the Companies to such records.

        (c) Books and Records Custody Plan. Prior to the Closing, PLC shall identify to Purchaser in reasonable detail the description and location of all Books and Records in the custody of Sellers and their Affiliates, and Purchaser will arrange to take delivery of such Books and Records at or shortly after Closing. To the extent any Books and Records are included in books and records of Sellers or Affiliates of Sellers, Sellers will cause the Books and Records to be extracted and delivered to Purchaser.

        Section 8.8 Employee Matters.

        (a) Effective as of the Closing Date, Purchaser may, in its sole discretion, offer to employ Business Employees; provided, however, that, with respect to each “single site of employment” (as such term is defined in the WARN Act and with all of the greater Birmingham, Alabama facilities being aggregated for this purpose) of the Business that has 50 or more Business Employees assigned to it as of the Closing Date, Purchaser or its Affiliates will offer “Comparable Jobs” (as such term is defined in Schedule 8.8(c)) to not less than 70% of the Business Employees who are assigned to each such single site of employment as of the Closing Date. PLC and PLICO shall, and shall cause UDC-CA to, reasonably cooperate with Purchaser with respect to the transition of Business Employees. Without limiting the generality of the foregoing, Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, take any action specifically designed and intended to influence an individual’s decision to accept or decline such offer of employment from Purchaser. Each Business Employee who accepts employment with Purchaser or its Affiliates following the Closing Date shall be treated as a “Transferred Employee” for purposes hereof. From and after the Closing Date, subject to Applicable Law, (i) Purchaser agrees to credit each Transferred Employee with all unused vacation accumulated with PLC and its subsidiaries before the Closing Date in accordance with the vacation policy set forth in Schedule 2.3(b), plus any additional vacation that such Transferred Employee accumulates under Purchaser’s vacation policy (taking into account the provisions of Section 8.8(b)), and (ii) Purchaser agrees to pay severance benefits in an amount no less than the Purchaser Severance Benefits to any Transferred Employee who has an involuntary termination of employment with Purchaser or its Affiliates other than for cause within 18 months after the Closing Date. “Purchaser Severance Benefits” shall mean the benefits determined and paid as set forth in Schedule 8.8(a).

        (b) To the extent that any employee benefit plan, program or policy of Purchaser is made available to Transferred Employees on or following the Closing Date, Purchaser shall, or shall cause its applicable Affiliate to, grant Transferred Employees credit for all service with PLC and its subsidiaries prior to the Closing Date for purposes of eligibility and vesting (but not benefit accrual), to the extent that service of Purchaser’s or its applicable Affiliate’s employees is recognized for any such purpose. Such credit of service shall include credit for service with PLC and its subsidiaries for purposes of vacation, sick pay, paid time off, employee recognition or length of service rewards, and severance pay, unless such grant of credit would violate Applicable Law or require Purchaser or its Affiliates, pursuant to Applicable Law, to increase benefits for its other employees. Purchaser agrees that where applicable with respect to any medical, dental, vision or disability benefit plan of Purchaser or its applicable Affiliate, (i) Purchaser shall waive, with respect to any Transferred Employee, any pre-existing condition exclusion and actively-at-work requirements (to the extent such exclusion or requirement would not have applied under the applicable Business Employee Plan) and (ii) any covered expenses incurred on or before the Closing Date by a Transferred Employee or a Transferred Employee’s covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date to the same extent as such expenses would be taken into account if incurred by similarly situated employees of Purchaser and its Affiliates.

        (c) Purchaser agrees to reimburse PLC and its Affiliates for the cost of the PLC Severance Benefits provided by PLC or its Affiliates to each Business Employee who both (i) has an involuntary termination of employment (except as set forth in Schedule 8.8(c)) with PLC and its Affiliates within seven (7) days after the Closing Date as a direct result of the sale of the Business (other than for such Business Employees who will be retained by PLC and its Affiliates in order to provide transition services to Purchaser pursuant to Section 8.16, for whom involuntary termination shall occur within seven (7) days after such Business Employee’s services are no longer needed to provided the transition services described in Section 8.16), and (ii) is not offered a “Comparable Job” (as defined in Schedule 8.8(c)) by Purchaser. “PLC Severance Benefits” shall mean the benefits determined and paid as set forth in Schedule 8.8(c).

        (d) Sellers shall be solely responsible for and retain all liabilities under the Business Employee Plans, other than the vacation accrual and retention and stay agreements that are expressly part of the Assumed Liabilities in accordance with Sections 2.3(b) and 2.3(c). PLC shall, and shall cause its applicable Affiliates to, take all steps reasonably necessary to transfer sponsorship of the DentiCare, Inc. 401(k) Profit Sharing Plan and the United Dental Care, Inc. 401(k) Plan and Trust to PLC prior to the Closing Date. Notwithstanding any other provision of this Agreement to the contrary, PLC shall indemnify, reimburse, defend, and hold harmless Purchaser and its Affiliates (including, after the Closing, the Companies) from and against any and all Losses incurred by Purchaser or its Affiliates that are based upon, arise out of, or are otherwise related to any Business Employee Plan or any other plan described in the first sentence of Section 5.9(a) that is not listed on Schedule 5.9 because such plan was not “material”.

        (e) Sellers shall cause each Transferred Employee to be fully vested as of the Closing Date in their accrued benefit, if any, under all stock bonus, pension or profit sharing plans of Sellers and their Affiliates that are intended to be qualified under Code Section 401(a), except to the extent that such vesting would violate Applicable Law or require Sellers, pursuant to Applicable Law, to increase benefits for their other employees. Sellers shall also pay, or cause to be paid, to each Transferred Employee for calendar year 2001 such cash bonuses as Sellers reasonably determine to be reasonable and appropriate under applicable cash bonus plans of Sellers and their Affiliates, in consideration of the circumstances of the transactions contemplated by this Agreement.

        (f) Sellers shall, at their expense, cause all employer contributions to be made to the accounts of all Transferred Employees under the Protective Life Corporation 401(k) and Stock Ownership Plan for that portion of the plan year during which the Closing occurs and during which such Transferred Employee was eligible to receive an employer contribution, without regard to any requirement that the Transferred Employees be employed on any particular date or earn any minimum number of hours of service to receive such contribution; provided, however, that any contributions made in respect to the corporate performance of Sellers shall not be within the scope of this Section, it being understood that Sellers retain the sole discretion with respect to such contributions.

        (g) If the Closing occurs after December 31, 2001, PLC and Purchaser shall enter into an agreement to transfer the net assets, net liabilities and records under PLC’s Code Section 125 plan attributable to health care and dependent care spending accounts maintained for the Transferred Employees to a Code Section 125 plan maintained by Purchaser or (with respect to net assets) to Purchaser.

        Section 8.9 No Solicitations.

        (a) From and after the date hereof, PLC shall not, and shall cause each of its Affiliates, and its and their respective officers, directors, employees, agents, advisors or other representatives (each a “Representative”) not to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, any Proposal or Alternative Transaction, other than with Purchaser; provided, however, that to the extent required by the fiduciary obligations of PLC, as determined in good faith by PLC following consultation with outside counsel, PLC may participate in discussions or negotiations, furnish information (pursuant to a confidentiality agreement in customary form), or enter into any agreement with respect to a Control Transaction so long as PLC takes all actions reasonably necessary to ensure a Person who enters into a Control Transaction is obligated to honor all of Sellers’ obligations hereunder. PLC shall promptly inform Fortis if PLC or any of its Representatives receives a Proposal or any inquiry regarding a Proposal unless such Proposal is for a Control Transaction and to disclose such Proposal would, as determined in good faith by PLC following consultation with outside counsel, violate the fiduciary obligations or an applicable confidentiality agreement of PLC. Prior to PLC informing Purchaser if it or any of its Representatives receives a Proposal or any inquiry regarding a Proposal, Fortis, on behalf of itself and its Affiliates, shall enter into a reasonable and customary confidentiality agreement with PLC regarding such Proposal.

        (b) For purposes of this Agreement: (i) “Proposal” means any oral or written proposal or offer from any Person relating to an Alternative Transaction; and (ii) “Alternative Transaction” means any (A) direct or indirect acquisition or purchase of any equity securities of, or other equity interest in, any of the Companies that if consummated would result in any Person beneficially owning (or having the right to acquire) any equity securities of, or any equity interest in, any of the Companies or, (B) merger, consolidation, business combination, sale of a material portion of the assets (including, without limitation, by means of any reinsurance or renewal rights transaction), liquidation, dissolution or similar transaction involving any of the Companies or the Business or (C) other transaction the consummation of which could reasonably be expected to materially impede, interfere with, prevent or materially delay the transactions with Purchaser contemplated by this Agreement or which could reasonably be expected to dilute by more than a de minimis amount the benefits of such transactions to Purchaser; and (iii) “Control Transaction” means any transaction that involves a (A) merger or consolidation or similar business combination involving PLC or PLICO, (B) sale of all or substantially all of the assets of PLC or PLICO or (C) a transaction which will result in a Person beneficially owning equity securities of PLC or PLICO representing a majority of the voting power with respect to the election of the directors of PLC or PLICO.

        Section 8.10 Intercompany Balances and Transactions. Prior to the Closing, Sellers will (i) cause all receivables and payables of any kind (including the principal amount and interest, if any, due thereon) between any of the Companies, on the one hand, and Sellers or any of their Affiliates (other than the Companies), on the other hand, to be settled in full; (ii) except for those agreements listed on Schedule 8.10, cause the termination, effective prior to the Closing, of any and all existing agreements between any of the Companies, on the one hand, and Sellers or any of their Affiliates, on the other hand; and (iii) transfer the Promissory Note dated November 14, 1996 from Peter R. Barnett, as maker, in favor of United Dental Care, Inc., in the principal amount of $953,125, the Pledge and Security Agreement dated November 14, 1996 between Peter R. Barnett and United Dental Care, Inc., the Option Agreement dated November 14, 1996 between Peter R. Barnett and United Dental Care, Inc., as amended, and the Indemnification Agreement dated November 14, 1996, between Peter R. Barnett and United Dental Care, Inc. to one or more of the Sellers. For purposes of the foregoing sentence, receivables and payables shall include accruals, reserves and assets representing amounts owing to PLC or by PLC under any tax sharing agreements among PLC, the Companies and other Affiliates of PLC.

        Section 8.11 Facilities Plan.

        (a) Assignment. With respect to each Business Property, the applicable lessee shall assign to Purchaser or Purchaser’s designated Affiliate all of the lessee’s interest in the lease and such assignment shall provide that occupancy of such Business Property pursuant thereto shall be subject to the terms of the lease and at a rental payable to the landlord equal to all rental and other charges provided therein. Such assignment shall be in a form reasonably acceptable to PLC and Purchaser. In addition, Purchaser, or a Purchaser’s Affiliate reasonably acceptable to PLC, will assume the proportion of those credit enhancements of the lease identified on Schedule 8.11 that have been made by the lessee or otherwise required by the landlord with respect to each Business Property.

        (b) Failure to Obtain Landlord Consents. Except for those leases listed on Schedule 10.3 (which shall be subject to the provisions of Section 10.3 rather than this Section 8.11(b)), if, after commercially reasonable efforts by PLC or the applicable lessee to obtain landlord consents to the lease assignments described in Section 8.11(a), such consents are not granted on or prior to the Closing Date or are subject to price or other conditions deemed unreasonably burdensome by Purchaser or PLC, Purchaser agrees to assume responsibility for either continued negotiations in order to obtain landlord consent or to relocate the Business and the Transferred Employees from the applicable Business Property as soon as reasonably practicable. All costs of relocating Transferred Employees pursuant to this subsection, including rental charges for replacement premises, shall be borne by Purchaser.

        Section 8.12 Statutory Required Assets. During the period between the signing of this Agreement and the Closing Date: (a) the amount, type and location of assets required to be maintained by each Company pursuant to the Applicable Law of its jurisdiction of domicile (the “Statutory Assets”) shall be invested and may be sold or otherwise disposed of, and funds realized upon sale, maturity or other realization event, and new funds received may be invested and reinvested or held in cash or cash equivalents, in the ordinary course of business consistent with past practice and in accordance with Applicable Law and (b) Sellers shall cause the Companies to maintain the Statutory Assets in accordance with the Applicable Law of each Company’s domicile. The Closing Date Equity Schedule and the Post Closing Equity Schedule shall include the Statutory Assets of each Company that comply with this Section 8.12.

        Section 8.13 Purchaser's Undertaking With Respect to the Business.

        (a) Communications With Business Employees.The parties acknowledge that, prior to the date of this Agreement, they have mutually agreed upon the form, substance and manner of delivery of a package of communications to the Business Employees regarding the transactions contemplated by this Agreement, which will be delivered to the Business Employees promptly after the date of this Agreement. Thereafter until the Closing, the parties will consult with each other and cooperate reasonably to facilitate Purchaser’s access to and communications with the Business Employees as necessary and appropriate, including regarding such matters as discussing with certain Business Employees terms of potential post-Closing employment with Purchaser and its Affiliates, without undue disruption to the operations of the Business prior to Closing.

        (b) Transition. From the date hereof through the Closing Date, Sellers and Purchaser shall (i) provide the other party with access to individuals reasonably specified by such other party to plan the transition of the Business to Purchaser, (ii) designate certain individuals (subject to the other party’s reasonable approval) to serve as members of a joint transition team and cause such individuals to devote reasonable time to transition matters, (iii) devote reasonable resources to transition matters, (iv) cooperate with Purchaser in its filing of policy and contract forms (provided, however, in the event this Agreement is terminated prior to Closing, Purchaser and its Affiliates covenant not to use PLC’s and its Affiliates’ forms, and this provision shall specifically survive such termination) to enable Purchaser to issue policies and contracts substantially similar to those included in the Business, and (v) consult with each other regarding each party’s development work pertaining to systems, products, distribution and customer and producer services in connection with the Business. From the date hereof to the Closing Date, Fortis and Purchaser will cause FBIC and FFLIC to use commercially reasonable efforts to obtain approval of PLICO’s, PLAIC’s and Empire’s rates and policy forms (as applicable) from the relevant regulatory authorities to enable FBIC and FFLIC, as applicable, to convert the Insurance Policies that are reinsured under the Indemnity Reinsurance Agreements to FBIC’s and FFLIC’s own policies on the first practicable policy renewal date following the Closing Date, in accordance with the terms of the Indemnity Reinsurance Agreements.

        (c) Interference with the Business. From the date of signing this Agreement through the Closing Date, Purchaser and its Affiliates shall take no action that is both (i) not contemplated by this Agreement or the Related Agreements or otherwise necessary or appropriate to effect the transactions contemplated hereby or thereby and (ii) designed or intended to interfere with or damage the conduct of the Business; provided, however, that Purchaser’s lawful activities in the ordinary course of selling products that compete with those of the Business shall not constitute a violation of this covenant so long as such activities do not constitute a breach of the Confidentiality Agreement.

        Section 8.14 WARN Act. Purchaser acknowledges that as a consequence of the transactions contemplated by this Agreement, PLC, PLICO and UDC-CA may terminate the employment of a significant number, substantially all, or all of the Business Employees who are not offered employment by Purchaser or an Affiliate of Purchaser pursuant to Section 8.8. Purchaser and Sellers agree that for purposes of the Worker Adjustment and Retraining Notification Act (the “WARN Act”), the Closing Date shall be the “effective date of the sale” as such term is used in the WARN Act. PLC, PLICO and UDC-CA agree that prior to, on or as of the Closing Date, they shall be responsible for any notification required under the WARN Act with respect to the Business Employees and the Companies (including in connection with the termination by PLC, PLICO and UDC-CA of Business Employees as a consequence of the transactions contemplated by this Agreement) and Sellers agree not to deliver any such notices until they have been reviewed and approved by Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, in addition to the amounts to be borne by Purchaser pursuant to Section 8.8, Purchaser shall indemnify and hold harmless PLC and its subsidiaries from and against all payments, benefits costs, related expenses (including attorney’s fees and expenses incurred) and fines which may become due and payable under the WARN Act because of PLC, PLICO’s and/or UDC-CA’s termination of Business Employees solely as a direct consequence of the Business having been sold to Purchaser pursuant to this Agreement and Purchaser not having made offers of Comparable Jobs to the Business Employees, but Purchaser will not be liable in any way for any WARN Act costs or obligations that arise because PLC, PLICO and/or UDC-CA terminated employees prior to the Closing Date for reasons other than Purchaser’s or its Affiliate’s failure to offer Comparable Jobs to the Business Employees. Purchaser further agrees that after the Closing Date it shall be responsible for any notification required under the WARN Act with respect to any employment loss by Transferred Employees occurring after the Closing Date and shall indemnify and hold harmless PLC and its subsidiaries from and against all payments, benefits costs, related expenses (including attorney’s fees and expenses incurred) and fines which may become due under the WARN Act due to Purchaser’s failure to comply with the WARN Act after the Closing Date with respect to the Transferred Employees and the Companies.

        Section 8.15 Indemnity Reinsurance Agreements. At the Closing, the parties shall execute and deliver the Indemnity Reinsurance Agreements by and between each of FBIC and FFLIC, on the one hand, and each of PLICO, Empire and PLAIC, on the other hand (the “Indemnity Reinsurance Agreements”) in substantially the forms collectively attached hereto as Exhibit D.

        Section 8.16 Transition Services. After the Closing, upon the request of Purchaser, PLC shall provide Purchaser and its Affiliates with reasonable and customary transition services on an interim basis in order to facilitate the orderly transition of the Business to Purchaser and such Affiliates. Within sixty (60) days of the date of this Agreement, Purchaser shall deliver to PLC a preliminary list setting forth those transition services and the length of time after Closing for which such services will be required. Purchaser shall pay PLC for PLC’s cost of providing such services which shall be (a) all reasonable out-of-pocket expenses incurred by PLC in providing such services, (b) a proportionate and reasonable share of PLC’s corporate overhead allocable to providing such services computed, as of any date, in accordance with PLC’s charge-back methodologies used generally by PLC for its own internal allocation purposes, (c) all employment related costs reasonably incurred by PLC in providing such service (to the extent not included in item (b) above), computed, as of any date, in accordance with PLC’s charge-back methodologies used generally by PLC for its own internal allocation purposes, and (d) any sales or use taxes charged, assessed or incurred by PLC directly in connection with providing such services. It is the understanding of the parties that the costs described above will be on a cost basis to recapture PLC’s and its Affiliates’ costs of providing the services and not for the purpose of generating a profit for providing such services. At Closing, PLC and Purchaser shall execute and deliver a transition services agreement with respect to the foregoing matters, which agreement the parties shall negotiate in good faith prior to the Closing (the “Transition Services Agreement”).

        Section 8.17 Transfer of Capital Stock of Oracare. Prior to the Closing, PLC will cause UDC to transfer to a Person or Persons other than the Companies, all of UDC's right, title and interest, in and to all issued and outstanding shares of capital stock of Oracare Consultants, Inc., so that at Closing Oracare Consultants, Inc. will not be owned by UDC or any of the other Companies as of the Closing Date.

        Section 8.18 Bidder Agreements. From the date hereof to the Closing, PLC shall use commercially reasonable efforts to enforce its rights under all effective agreements entered into between PLC and any proposed buyer with respect to the potential acquisition of the Business (the “Bidder Agreements”). To the extent permitted by the terms and conditions of each respective Bidder Agreement, immediately following the Closing, PLC shall assign each of the Bidder Agreements to Purchaser. To the extent permitted by the terms of each Bidder Agreement, at the Closing, PLC shall provide Purchaser with a list of all Bidder Agreements that are not being assigned to Purchaser, and after the Closing PLC shall take commercially reasonable actions to enforce such unassigned Bidder Agreements against the other parties thereto as may be reasonably requested by Purchaser.

        Section 8.19 New York Amendment. Notwithstanding Sections 10.3 and 11.3 hereof, the parties agree that if all of the conditions to Closing as set forth in Articles 10 and 11 are satisfied or waived, except that the parties have not obtained the necessary approval of the transactions contemplated hereby from the Superintendent of Insurance of the State of New York (the “NY DOI”), if any, the parties will proceed with Closing in accordance with the terms of this Agreement, subject to the following adjustments.

        (a) The Indemnity Reinsurance Agreement to be entered into between PLAIC and FFLIC on the Closing Date will be amended to reflect a cession of the maximum amount of liabilities permissible under the insurance laws of the state of New York in the absence of approval by the NY DOI.

        (b) The Preliminary Effective Date Accounting and Effective Date Accounting (as those terms are defined in the Indemnity Reinsurance Agreement to be entered into between PLAIC and FFLIC) shall reflect the percentage of cession actually made to FFLIC under such Indemnity Reinsurance Agreement. The Ceding Commission (as defined in such Indemnity Reinsurance Agreement) shall be reduced by a percentage equal to 100% less the percentage of cession actually made to FFLIC.

        (c) For a period of up to 18 months after the Closing Date, the parties shall use all commercially reasonable efforts to obtain the approval of the NY DOI for a 100% cession of PLAIC’s Policy Liabilities to FFLIC. On a date (the “NY Amendment Date”) that is not more than three (3) Business Days after the parties have obtained such required approval from the NY DOI, PLAIC and FFLIC shall execute and deliver an amendment to the Indemnity Reinsurance Agreement between PLAIC and FFLIC providing for 100% reinsurance by FFLIC of the risks under such Reinsurance Agreement.

        (d) On the NY Amendment Date, PLAIC and FFLIC shall make whatever adjustments and payments are appropriate to cause the parties to be in the same economic position as if PLAIC had ceded 100% of its Policy Liabilities on the Closing Date, including FFLIC’s payment of the remainder of the Ceding Commission and PLAIC’s transfer to FFLIC of reserves and other applicable assets and liabilities.

ARTICLE 9
TAX MATTERS REGARDING THE COMPANIES

        Section 9.1 Tax Indemnification; Tax Indemnification Basket.

        (a) Tax Indemnification. Sellers shall indemnify, defend and hold harmless Purchaser and its Affiliates (including, after Closing, the Companies) from and against any and all Losses that Purchaser or any of its Affiliates may suffer as a result of any liability of any of the Companies for (i) any unpaid Taxes of the Companies with respect to Tax periods ending before the Closing Date and (ii) any unpaid Taxes of the Companies and any unpaid Taxes with respect to the Purchased Assets with respect to any Tax period beginning before and ending after the Closing Date (a “Straddle Period”) to the extent allocable (as determined in Section 9.1(b)) to the portion of such period ending before the Closing Date (the “Pre-Closing Tax Period”), except to the extent such Taxes are reflected on the Post Closing Equity Schedule. In the event Sellers are required to make a payment under this Section 9.1(a) as a result of an adjustment made by a taxing authority, and such adjustment results in a decrease in the Tax liability of the Companies, Purchaser or any Affiliate of Purchaser with respect to the Companies for any Tax period beginning after the Closing Date or for the portion of any Straddle Period beginning after the Closing Date, then Purchaser shall pay to Sellers the amount of any such reduction in Tax liability when such reduction is actually realized. The Losses with respect to which Purchaser and its Affiliates may be entitled to indemnification pursuant to this Section 9.1 are sometimes referred to hereinafter as “Tax Losses.”

        (b) Straddle Period Tax Allocation. For purposes of Section 9.1(a)(ii), in the case of any ad valorem or similar Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Tax period beginning before and ending on the day immediately preceding the Closing Date shall (i) in the case of any Taxes other than Income Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending before the Closing Date and the denominator of which is the number of days in the entire Tax period and (ii) in the case of any Income Taxes or any Tax based on or measured by capital, be deemed equal to the amount which would be payable if the relevant Tax period had actually ended on the day immediately preceding the Closing Date and a short year tax return were filed for such period.

        (c) Deconsolidation. Sellers will be liable for all of the Taxes with respect to income of the Companies for all deconsolidating adjustments (including without limitation any deferred income triggered into income by Section 1.1502-13 of the Treasury Regulations promulgated under the Code and any excess loss accounts taken into income under Section 1.1502-19 of the Treasury Regulations) for all periods through the Closing Date to the extent such Taxes are not reflected on the Post Closing Equity Schedule.

        (d) Limitation on Indemnification. Notwithstanding anything in this Agreement to the contrary, Sellers shall have no indemnification obligation with respect to (i) any Taxes of the Companies attributable to (A) Tax periods (and partial Tax periods) beginning on or after the Closing Date, (B) operations of the Companies after the Closing or (C) actions taken or elections made by Purchaser or the Companies after the Closing or (ii) any Taxes that Purchaser is obligated to pay pursuant to the express terms of this Agreement or any Related Agreement.

        (e) Taxes of Other Persons. Sellers shall indemnify Purchaser and its Affiliates (including, after the Closing, the Companies) from and against the entirety of any Loss that Purchaser or its Affiliates may suffer for periods prior to the Closing, including a Straddle Period to the extent allocable to a Pre-Closing Tax Period, resulting from, arising out of, relating to, in nature of, or caused by any liability of any of the Companies for Taxes (including interest and penalties) of any Person other than the Companies (i) under Section 1.1502-6 of the Treasury Regulations promulgated under the Code (or any similar provision of state or local law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

        Section 9.2 Tax Sharing Agreements. All tax sharing agreements or similar agreements (other than this Agreement) with respect to or involving the Companies shall be terminated as of the date before the Closing Date and, on and after the Closing Date, none of the Companies shall be bound thereby or have any liability thereunder for any taxable year (whether the current year, a future year or a past year) unless such liability is included in the determination of Adjusted Equity of the Companies as of the Closing Date.

        Section 9.3 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees arising or becoming payable as a result of the execution, delivery or performance of this Agreement or any Related Agreement (other than the Indemnity Reinsurance Agreements) or the consummation of the transactions contemplated hereby or thereby shall be paid by Purchaser when due, and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by Applicable Law, Sellers will join in the execution of any such Tax Returns and other documentation.

        Section 9.4 Tax Return Filing, Etc.

        (a) Tax Periods Ending on or Before the Closing Date. Sellers shall prepare or cause to be prepared and shall file or cause to be filed all Tax Returns for the Companies for all periods ending on or before the Closing Date, including all Income Tax Returns with respect to periods for which a consolidated, unitary or combined Income Tax Return of either Seller will include the operations of the Companies. All such Income Tax Returns shall be prepared and filed in a manner that is consistent with prior practice, except as required by a change in Applicable Law. If Sellers are required to file any Income Tax Return on behalf of the Companies on or after the Closing Date, Sellers shall permit Purchaser to review each such Income Tax Return to the extent applicable to the Companies at least 15 days prior to the date such Income Tax Return is filed, and Purchaser shall cause each of the applicable Companies to execute any powers of attorney or other documents or forms necessary in order to allow Sellers to file or cause to be filed all such Income Tax Returns.

        (b) Tax Periods Beginning Before and Ending After the Closing Date. Purchaser shall prepare or cause to be prepared and shall file or cause to be filed any Tax Returns of the Companies for any Straddle Period. All such Income Tax Returns shall be prepared in accordance with past practice except as otherwise required by Applicable Law. Purchaser shall permit Sellers to review and approve each such Income Tax Return at least fifteen (15) days prior to the date such Income Tax Return is filed. Purchaser shall be responsible for the timely payment of all Taxes due with respect to such Tax Returns, subject, however, to the obligation of Sellers to indemnify Purchaser for the amount of any Tax Losses to the extent required under Section 9.1.

        (c) Refunds and Tax Benefits. Any Income Tax refunds that are received by Purchaser or the Companies, and any amounts credited against Income Tax to which Purchaser or the Companies become entitled, that relate to Tax periods or portions thereof ending before the Closing Date shall be for the account of Sellers, and Purchaser shall pay over to Sellers any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto. Notwithstanding the foregoing, Purchaser shall not be obligated to pay over the amount of any such refund or credit to the extent that such amount actually reduces Sellers’ indemnification liability under Section 9.1(a).

        (d) Contests. If a notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a “Tax Contest”) shall be delivered, sent, commenced, or initiated to, by or against Purchaser or any of the Companies by any taxing authority with respect to Taxes that results in or may result in a Tax Loss for which indemnification may be claimed from Sellers under this Agreement, Purchaser shall promptly notify Sellers in writing of such Tax Contest; provided that the failure to so notify Sellers shall not relieve Sellers of their indemnification obligations hereunder, except to the extent that such failure prejudices Sellers’ defense of the Tax Contest. Sellers shall have the sole right to represent the Companies’ interests and to employ counsel of their choice at their expense with respect to any such Tax Contest; and Purchaser shall cause each of the applicable Companies to execute any powers of attorney or other documents or forms necessary in order to allow Sellers to control such Tax Contest and to settle any such Tax Contest; provided that in the case of any Tax Contest relating to any Tax for any Straddle Period, Purchaser and Sellers shall each be entitled to participate at their own expense in such Tax Contest to the extent it relates to a Tax for which such party bears liability pursuant to Section 9.1. No party may settle or otherwise dispose of any Tax Contest for which another party may have a liability under Section 9.1 or which settlement could adversely affect either party in Tax periods for which such party is responsible or for which another party may be entitled to a refund or credit under Section 9.1 without the prior written consent of such other party, which consent will not be unreasonably withheld, conditioned or delayed. In the event that Sellers do not take control of a Tax Contest that they have the right to control hereunder, Purchaser and the Companies shall keep Sellers reasonably informed as to the progress of such Tax Contest and shall not enter into any settlement or other disposition of the such Tax Contest prior to receiving the written consent of Sellers, which consent will not be unreasonably withheld, conditioned or delayed. In no event, without the prior written consent of PLC, which shall not be unreasonably withheld, conditioned or delayed, shall Purchaser or the Companies grant an extension of any applicable statute of limitations in respect of any Tax period ending prior to the Closing Date or any Straddle Period.

        (e) Cooperation on Tax Matters. Purchaser, the Companies and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 9.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, the Companies and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or any of Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Companies or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

        (f) Further Assistance. Purchaser and Sellers further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Purchaser and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code.

        (g) Allocation of Purchase Price. The allocation of the Asset Price shall each be made mutually by Purchaser and PLC in accordance with and pursuant to the methodology in Section 1060 of the Code and any comparable provisions of state or local law, as applicable, and such allocation shall be consented to by Purchaser and PLC, which consent will not be unreasonably withheld, conditioned or delayed. The Stock Price based on the March 31, 2001 Adjusted Equity of the Companies shall be allocated among the Companies in the amounts set forth on Schedule 9.4(g). Upon determination of the final Stock Price as provided in Sections 3.4 and 3.5 , the portion of the Stock Price allocated to each of the Companies on Schedule 9.4(g) shall be adjusted based on the Companies’ relative GAAP income (or loss) from March 31, 2001 to the Closing Date.

ARTICLE 10
CONDITIONS PRECEDENT TO THE OBLIGATION
OF FORTIS AND PURCHASER TO CLOSE

        Fortis’ and Purchaser’s obligations to consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Purchaser.

        Section 10.1 Representations, Warranties and Covenants. The representations and warranties of Sellers contained in this Agreement shall be true and correct on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct as of such date or period, and except where the failure to be true and correct (without regard to any materiality qualifiers therein) could not reasonably be expected to have a Material Adverse Effect. Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date. On the Closing Date, Sellers shall have delivered to Purchaser a certificate dated as of the Closing Date, and signed by a senior officer of each Sellers, to the effect contemplated by this Section 10.1.

        Section 10.2 Related Agreements. The Related Agreements shall have been duly executed and delivered by Sellers, PLAIC and Empire, as applicable, on or prior to the Closing Date and such agreements shall be in full force and effect with respect to Sellers, PLAIC and Empire, as applicable, on the Closing Date.

        Section 10.3 Approvals and Consents. The approvals and consents listed on Schedule 10.3 shall have been received or deemed received in each case without any conditions, restrictions or limitations which in the aggregate reasonably could be expected to have a Material Adverse Effect; provided, however, that if any Seller cannot obtain a consent listed in Schedule 10.3 from a Person other than a Governmental Entity, it shall have the option to provide Purchaser with substantially equivalent arrangements with respect to the item for which such approval or consent could not be obtained, in which event the condition contained in this Section 10.3 with respect to such approval or consent shall be deemed satisfied. All applicable waiting periods under any federal, including the HSR Act, or state statute or regulation shall have expired or been terminated.

        Section 10.4 Injunction and Litigation. There shall be in effect no injunction, writ, preliminary restraining order or other order of any nature issued by any court of competent jurisdiction directing that the transactions contemplated by this Agreement or the Related Agreements not be consummated as herein or therein provided.

        Section 10.5 Material Adverse Effect. Since the date hereof, there shall not have occurred any Material Adverse Effect.

        Section 10.6 Required Deliveries at Closing. Sellers shall have delivered to Purchaser the items and documents called for by Sections 4.2(a) and 4.2(c) before, on or as of the Closing Date. Sellers shall have delivered to Purchaser, not later than five Business Days prior to the Closing Date, the Preliminary Effective Date Accounting (as defined in the Indemnity Reinsurance Agreements) for each of the Indemnity Reinsurance Agreements, in accordance with Section 4.4 thereof.

ARTICLE 11
CONDITIONS PRECEDENT TO THE OBLIGATION
OF SELLERS TO CLOSE

        Sellers’ obligation to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Sellers.

        Section 11.1 Representations, Warranties and Covenants. The representations and warranties of Fortis contained in this Agreement shall be true and correct on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct as of such date or period, and except where the failure to be true and correct (without regard to any materiality qualifiers therein) would not impair the ability of Fortis, Purchaser, FBIC and FFLIC, as the case may be, to perform its obligations under this Agreement and the Related Agreements. Fortis and Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. On the Closing Date, Fortis and Purchaser shall have delivered to Sellers a certificate dated as of the Closing Date, and signed by a senior officer of each of Fortis and Purchaser, to the effect contemplated by this Section 11.1.

        Section 11.2 Related Agreements. The Related Agreements shall have been duly executed and delivered by Purchaser, FBIC and FFLIC, as applicable, on or prior to the Closing Date and such agreements shall be in full force and effect with respect to Purchaser, FBIC and FFLIC, as the case may be, on the Closing Date.

        Section 11.3 Approvals and Consents. The approvals and consents listed in Schedule 7.4 shall have been received or deemed received in each case without any conditions, restrictions or limitations which in the aggregate reasonably could be expected to have a material adverse effect on the financial condition and results of operations of Sellers taken as a whole. All applicable waiting periods under any federal, including the HSR Act, or state statute or regulation shall have expired or been terminated.

        Section 11.4 Injunction and Litigation. There shall be in effect no injunction, writ, preliminary restraining order or any order of any nature directing that the transactions contemplated by this Agreement or the Related Agreements not be consummated as herein or therein provided.

        Section 11.5 Required Deliveries at Closing. Purchaser shall have delivered the Asset Price and the Estimated Stock Price and the other items and documents called for by Sections 4.2(b) and 4.2(c) before, on or as of the Closing Date.

ARTICLE 12
POST-CLOSING COVENANT

        Section 12.1 Cooperation. After Closing, Sellers and Purchaser shall cooperate with each other by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement or the Related Agreements, or to aid in the preparation of any regulatory filing, financial statement or Tax Return; provided, however, that any such additional documents must be reasonably satisfactory to each of the parties and not impose upon either party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the Related Agreements.

        Section 12.2 Regulatory Compliance. After Closing, Purchaser and Sellers and their agents, representatives and Affiliates shall comply in all material respects with all Applicable Laws in performing their obligations under this Agreement and the Related Agreements.

        Section 12.3 Use of Names.

        (a) After Closing, notwithstanding any inference contained herein or prior course of conduct to the contrary, in no event shall Purchaser or any of its Affiliates have any right to use, nor shall Purchaser or any of its Affiliates use, any corporate name or acronym of Sellers or any of their Affiliates (not including the Companies) as of the Closing Date in any jurisdiction, including the names and acronyms set forth in Schedule 12.3, or any Intellectual Property or any application or registration therefor, owned by, licensed to or used by Sellers or any of their Affiliates (not including the Companies) as of the Closing Date, or any other name, term or identification that suggests, simulates or is otherwise confusing due to its similarity to the foregoing, except with respect to any Intellectual Property that is part of the Purchased Assets and except as expressly provided in the Related Agreements. No later than 30 days following the Closing Date, Purchaser shall file all requisite applications with Governmental Entities in order to change the name of the Companies to ones not using the name “Protective” or any other name, term or identification that suggests, simulates or is otherwise confusing due to its similarity to “Protective” and Purchaser shall effect such changes no later than 180 days following the Closing Date.

        (b) Any rights of Purchaser, FBIC and FFLIC under any Related Agreement to use, and any use by Purchaser, FBIC and FFLIC of, any Intellectual Property shall be limited by the terms of such agreement or agreements.

        (c) The parties hereto acknowledge that any damage caused to Sellers or any of their Affiliates by reason of the breach by Purchaser or any of its Affiliates of this Section 12.3 would cause irreparable harm that could not be adequately compensated for in monetary damages alone; therefore, each party agrees that, in addition to any other remedies, at law or otherwise, Sellers and any of their Affiliates shall be entitled to an injunction issued by a court of competent jurisdiction restraining and enjoining any violation by Purchaser or any of its Affiliates of this Section 12.3, and Purchaser further agrees that it will stipulate to the fact that Sellers or any of their Affiliates, as applicable, has been irreparably harmed by such violation and not oppose the granting of such injunctive relief and Purchaser specifically waives any requirement of the posting of a bond as a condition precedent to the entering of an appropriate injunctive order.

        Section 12.4 Non-Competition.

        (a) Generally.

        (i) In consideration of the benefits of this Agreement and in order to induce Purchaser to enter into this Agreement, PLC, on behalf of itself and its Affiliates (other than any Person who is deemed to be an Affiliate of PLC solely because such Person owns 5% or more of PLC’s publicly traded securities and such Person does not exercise actual control over PLC (a “Passive Investor”)), hereby covenants and agrees, subject to the exceptions in Section 12.4(d), that for a period of three (3) years after the Closing Date, neither it nor any of its Affiliates (other than Passive Investors) shall, without the prior written consent of Purchaser, subject to Section 12.4(e), directly or indirectly, operate, engage in, manage or own any equity interest in any Restricted Business in the Restricted Area, nor utilize, for purposes of soliciting business, any customer list or portion thereof that exists on the Closing Date with respect to the Business.

        (ii) PLC, on behalf of itself and its Affiliates (other than Passive Investors), specifically agrees that this covenant is an integral part of the inducement of Fortis and Purchaser to enter into this Agreement and that Fortis or Purchaser (or their respective successors or assigns) shall be damaged by reason of a breach of this Section 12.4 which would constitute an irreparable harm that could not be adequately compensated for in monetary damages alone; and therefore, Fortis and Purchaser (and their respective successors and assigns) shall be entitled to injunctive relief issued by a court of competent jurisdiction restraining and enjoining any violation of this Section 12.4 in addition to all other legal and equitable rights and remedies available to them in connection with any breach by PLC, or any of its Affiliates (other than Passive Investors), of any provision of this Section 12.4. PLC agrees on behalf of itself and its Affiliates (other than Passive Investors) that it will stipulate to the fact that Fortis or Purchaser, or their respective successors or assigns, as applicable, has been irreparably harmed by a violation of this Section 12.4 and not oppose the granting of such injunctive relief and specifically waives any requirement of the posting of a bond as a condition precedent to the entering of an appropriate injunctive order.

        (b) Restricted Business; Restricted Area. For purposes of this Section 12.4, “Restricted Business” means the manufacture, marketing, underwriting and administering of Dental Insurance products, and as a matter of clarification and for the avoidance of doubt, Restricted Business does not include the manufacture, marketing or sale of products not constituting Dental Insurance products. For purposes of the preceding sentence, “marketing” shall not include the incidental marketing of Dental Insurance products not containing the name “Protective” by First Protective Insurance Group, Inc., Consumer Direct and Benefits Plans Group (Consumer Direct and Benefits Plans Group being divisions of PLC); provided, however, that, if Benefits Plans Group desires to commence marketing of Dental Insurance products, Benefits Plans Group shall consult with FBIC to determine if FBIC or its Affiliates offers or is willing to offer products that are appropriate for the market needs of Benefits Plans Group, and if Benefits Plans Group determines, in its reasonable judgment, that FBIC’s or its Affiliates’ products are appropriate for its market needs and are competitive on the basis of premiums, benefits and commissions with other third party Dental Insurance products, then, to the extent that such products are approved and otherwise available in all jurisdictions for marketing by Benefits Plans Group, Benefits Plans Group shall market such products to the exclusion of competing products for the three-year period covered by this Section 12.4. The covenants contained in Section 12.4(a) shall be construed as a series of separate covenants, one for each county or state of the United States of America (including its territories and possessions) (together, the “Restricted Area”). For purposes of this Section 12.4, “Dental Insurance” shall mean only dental indemnity insurance, prepaid managed dental care, and dental claims and administrative services.

        (c) No-Hire.

        (i) Fortis hereby covenants and agrees that neither Fortis nor any of its Affiliates within the United States shall, from the date hereof until eighteen (18) months following the Closing Date, without the prior written consent of PLC (which consent shall not be unreasonably withheld, conditioned or delayed), directly or indirectly, solicit for employment, hire, or enter into an agency relationship with, any personnel employed by Sellers or their Affiliates during the period beginning on the date hereof and ending on the date that is 18 months after the Closing Date, other than the Business Employees. Sellers hereby covenant and agree that neither Sellers nor any of their Affiliates shall, from the date hereof until eighteen (18) months following the Closing Date, without the prior written consent of Fortis (which consent shall not be unreasonably withheld, conditioned or delayed), directly or indirectly, solicit for employment, hire, or enter into an agency relationship with, any personnel employed by Fortis or its Affiliates during the period beginning on the date hereof and ending on the date that is 18 months after the Closing Date.

        (ii) Fortis, on behalf of itself and its Affiliates, hereby covenants and agrees that in the event this Agreement is terminated at any time prior to the Closing, neither Fortis nor any of its Affiliates within the United States shall, for a period of eighteen (18) months from and including the date of such termination, without the prior written consent of PLC (which consent shall not be unreasonably withheld, conditioned or delayed), directly or indirectly, solicit for employment, hire or enter into an agency relationship with, any employee of PLC or its Affiliates who is listed on Schedule 12.4.

        (iii) PLC, on behalf of itself and its Affiliates, hereby covenants and agrees that in the event this Agreement is terminated at any time prior to the Closing, neither PLC nor any of its Affiliates shall, for a period of eighteen (18) months from and including the date of such termination, without the prior written consent of Fortis (which consent shall not be unreasonably withheld, conditioned or delayed), directly or indirectly, solicit for employment, hire or enter into an agency relationship with, any employee of Fortis or its Affiliates.

        (iv) The provisions of this Section 12.4(c) shall not be violated by any party if any party solicits for employment, hires or enters into an agency relationship with any Person (A) who is no longer employed by either Sellers, Fortis or their respective Affiliates, as the case may be; (B) who responds to any advertisement that is not specifically directed to employees of either Sellers, Fortis or their respective Affiliates, as the case may be; or (C) has been referred by a search firm, employment agency or other similar entity that has not been instructed to solicit the employees of either Sellers, Fortis or their respective Affiliates, as the case may be.

        (d) Exceptions. Notwithstanding any other provisions of this Agreement to the contrary:

        (i) The provisions of Section 12.4(a) shall not apply to:

        (A) any Person who acquires any interest in PLC or any of its Affiliates, or any of PLC’s or such Affiliate’s contracts, policies or business by way of acquisition, merger or otherwise and who does not use the name “Protective” or any derivation thereof in connection with any Dental Insurance business;

        (B) any Person(s) in which PLC or any of its Affiliates acquires any interest (including interests in such Person’s contracts or policies), provided, however, this exception shall not apply if the acquired Person(s) or business is principally engaged in one or more lines of business constituting the Restricted Business. “Principally engaged” means, for purposes of this subsection, that sales of products constituting the Restricted Business account for at least 10% of aggregate annual sales of the acquired Person(s) or business.

        (ii) Sellers and their Affiliates shall not be prohibited from making investments in the ordinary course of business in not more than 4.9% of the outstanding voting stock or stock equivalents of entities engaging in any lines of business constituting the Restricted Business.

        (e) Each Seller, Fortis and Purchaser agree that in the event that either the length of time, Restricted Business or Restricted Area set forth in this Section 12.4 is deemed too restrictive by any court of competent jurisdiction, the covenants and agreements in this Section 12.4 shall be enforceable for such time, within such geographical area and for such scope of business, as applicable, as such court may deem reasonable under the circumstances.

        Section 12.5 Books and Records. From and after the Closing Date, each of the parties hereto shall permit any other party hereto reasonable access to (including making copies of) any applicable Books and Records in its possession, as well as all books, records, data and information (in whatever form maintained) in the possession of it, its Affiliates or its agents, and reasonable access to its and its Affiliates’ personnel, in each case, however, relating only to the Business, for any reasonable business purpose, including (i) initiating or defending any form of litigation, (ii) preparing or filing any Tax Return or participating in any Tax Contest, and (iii) responding to any notice, demand or order of or participating in any proceeding of any Governmental Entity with respect to the conduct of the Business. All access and copying of the Books and Records and other such books, records, data and information shall be at the expense of the party requesting such access and copies. Each of PLC and Purchaser shall notify the other of any extension of any applicable statute of limitations related to the Books and Records and, prior to the sixth anniversary of the Closing Date, PLC shall obtain the consent of Purchaser and Purchaser shall obtain the consent of PLC (such consents not to be unreasonably withheld, delayed or conditioned) before destroying any of the Books and Records retained by such party. Notwithstanding any other provision of this Section 12.5, access to any Books and Records and any other books, records, data and information relating to the Business may be denied to the requesting party if the other party is required under Applicable Law to deny such access. The parties acknowledge that each party’s disclosure of information pursuant to this Section 12.5 shall be subject to the terms of the Confidentiality Agreement and a reasonable and customary confidentiality agreement to be entered into between PLC and Fortis at or prior to Closing that contains terms and conditions substantially similar to those in the Confidentiality Agreement except that it will require PLC to protect the confidential information of Fortis and its Affiliates.

        ARTICLE 13
SURVIVAL AND INDEMNIFICATION AND OTHER REMEDIES

        Section 13.1 Survival of Representations and Warranties. The representations and warranties contained in Sections 5.6 and 6.2 and all covenants and agreements made by Sellers, Fortis and Purchaser in any part of this Agreement, the Related Agreements or in any document, certificate, schedule or instrument delivered or executed in connection herewith or therewith shall survive the Closing, the representations and warranties in Sections 5.9 and 6.11 and Article 9 shall survive the Closing until sixty days after expiration of the relevant statutes of limitations, after giving effect to any extensions or waivers thereof, whereupon they shall expire, and all other representations and warranties made by Sellers, Fortis and Purchaser in Articles 5, 6 and 7 or any other part of this Agreement, the Related Agreements or in any document, certificate, schedule or instrument delivered or executed in connection herewith or therewith shall survive the Closing for a period of eighteen (18) months after the Closing Date, whereupon they shall expire. All claims for breach of said representations and warranties will be deemed waived unless prior to the expiration thereof, the nonbreaching party delivers in writing to the breaching party a detailed description of the matters constituting the breach (and an explanation of how those matters constitute a breach) and a description of the damages incurred by the nonbreaching party as a result of such breach.

        Section 13.2 Obligation to Indemnify.

        (a) Subject to the expiration of the representations and warranties of the parties as provided in Section 13.1 and the limitations set forth in this Article 13, PLC agrees to indemnify, defend and hold harmless Fortis and its Affiliates and each of their respective directors, officers, employees and assigns (the “Purchaser Indemnitees”) from and against all claims, losses, liabilities, damages, deficiencies, costs, expenses, penalties and reasonable outside attorneys’ fees and disbursements (collectively, “Losses,” and individually a “Loss”), asserted against, imposed upon or incurred by them, directly or indirectly, by reason of or arising out of or in connection with (i) any misrepresentation, breach of or inaccuracy in any representation or warranty of Sellers in this Agreement or the Related Agreements (other than the CAO Certifications), (ii) any breach of or failure to perform any covenant, undertaking or agreement of Sellers in this Agreement or the Related Agreements (other than the CAO Certifications), (iii) Tax Losses in accordance with Article 9, (iv) Business Employee Plans in accordance with Section 8.8(d), (v) Indemnified Matters, or (vi) the reasonable costs to the Purchaser Indemnitees of enforcing this indemnity against PLC provided that such costs are awarded to the Purchaser Indemnitees in accordance with Section 15.6(d). The Purchaser Indemnitees shall be entitled to indemnification under this Section 13.2(a) for Losses in respect of the matters described in clause (i) immediately above and in respect of matters described in clause (g) of the definition of “Indemnified Matters” only when the aggregate amount of all such Losses exceeds $2,500,000 (the “Basket Amount”), in which case the Purchaser Indemnitees shall be entitled to indemnification for any and all such Losses but only in excess of the Basket Amount; provided, however that Losses incurred by the Purchaser Indemnitees for breaches of the representations and warranties contained in Sections 5.6, 5.9, 6.2 and 6.11 and Article 9 shall not be subject to the Basket Amount. In addition, the maximum amount for which Sellers shall be liable under clause (i) shall not exceed $180,000,000 (“Maximum Indemnification Obligation”); provided, however, that Losses incurred by the Purchaser Indemnities for breaches of the representations and warranties contained in Sections 5.6, 5.9, 6.2 and 6.11 and Article 9 shall not be subject to the Maximum Indemnification Obligation. For purposes of this Section 13.2(a), and in particular clauses (i) and (ii) of the first sentence of this Section 13.2(a), the provisions contained in Articles 5 and 6 shall only be considered representations and warranties, and shall not be considered covenants, undertakings or agreements of the Sellers, PLAIC, Empire or the Companies. For purposes of this Section 13.2(a), Losses asserted against, imposed upon or incurred by FBIC, FFLIC or any of their respective directors, officers, employees, Affiliates or assigns as a result of a violation of any of the representations of each of PLICO, PLAIC and Empire contained in Section 4 of the Indemnity Reinsurance Agreement to which such Person is a party shall not be subject to the Basket Amount or the Maximum Indemnification Obligation with respect to Sellers. Notwithstanding the foregoing provisions of this Section 13.2(a), for the avoidance of doubt Losses shall not include any Loss arising from (i) any liability, obligation or other matter for which Purchaser, FBIC or FFLIC is liable pursuant to any of the Indemnity Reinsurance Agreements or any other Related Agreement, (ii) any Assumed Liabilities, or (iii) any liabilities or obligations to the extent set forth on the Post Closing Equity Schedule.

        (b) Subject to the expiration of the representations and warranties of the parties as provided in Section 13.1, and the limitations set forth in this Article 13, Fortis agrees to indemnify, defend and hold harmless Sellers and their Affiliates and each of their respective directors, officers, employees and assigns (the “Seller Indemnitees”) from and against all Losses asserted against, imposed upon or incurred by them, directly or indirectly, by reason of or arising out of or in connection with (i) any misrepresentation, breach of or inaccuracy in any representation or warranty of Fortis in this Agreement or the Related Agreements, (ii) any breach of or failure to perform any covenant, undertaking or agreement of Fortis or Purchaser in this Agreement or the Related Agreements, (iii) any income Tax refund or credit described in Section 9.4(c), (iv) Assumed Liabilities or (v) the reasonable costs to the Seller Indemnitees of enforcing this indemnity against Fortis provided that such costs are awarded to the Seller Indemnitees in accordance with Section 15.6(d). The Seller Indemnitees shall be entitled to indemnification under this Section 13.2(b) in respect of the matters described in clause (i) immediately above only when the aggregate amount of all such Losses exceeds the Basket Amount, in which case the Seller Indemnitees shall be entitled to indemnification for any and all such Losses but only in excess of the Basket Amount. In addition, the maximum amount for which Fortis shall be liable under such clause (i) shall not exceed the Maximum Indemnification Obligation. For purposes of this Section 13.2(b), the provisions contained in Article 7 shall only be considered representations and warranties and shall not be considered covenants, undertakings or agreements of Fortis, Purchaser, FFLIC or FBIC. For purposes of this Section 13.2(b), Losses asserted against, imposed upon or incurred by PLICO, PLAIC or Empire or any of their respective directors, officers, employees, Affiliates or assigns as a result of a violation of any of the representations of each of FBIC and FFLIC contained in Section 4 of the Indemnity Reinsurance Agreement to which such Person is a party shall not be subject to the Basket Amount or the Maximum Indemnification Obligation with respect to Fortis. Notwithstanding the foregoing provisions of this Section 13.2(b), for the avoidance of doubt Losses shall not include any Loss arising from any liability, obligation or other matter for which PLICO, Empire or PLAIC is liable pursuant to any of the Indemnity Reinsurance Agreements or any other Related Agreement, or (ii) any Excluded Liabilities (as defined in the Indemnity Reinsurance Agreements).

        (c) Required payments by an indemnifying party pursuant to this Article 13 shall be limited to the amount of any Loss that remains after deducting therefrom (i) any net tax benefit actually received by the indemnified party, (ii) any insurance proceeds recovered by the indemnified party, and (iii) any indemnity, contribution or other similar payment recovered by the indemnified party from any third party, in each case with respect to such Loss. The indemnified party shall use commercially reasonable efforts to collect all such insurance proceeds and indemnity, contribution and other similar payments.

        Section 13.3 Notice of Asserted Liability. Promptly after receipt by an indemnified party hereunder of notice of any demand, claim or circumstances which, with or without the lapse of time, could give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, such indemnified party shall give written notice thereof (the “Claims Notice”) to the indemnifying party. The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by such indemnified party and shall include a statement as to the basis for the indemnification sought. Failure to provide a Claims Notice in a timely manner shall not be deemed a waiver of the indemnified party’s right to indemnification other than to the extent that such failure prejudices the defense of the claim by the indemnifying party.

        Section 13.4 Opportunity to Defend. The indemnifying party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; provided, however, the indemnifying party may not compromise or settle any Asserted Liability without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed) unless (i) such compromise or settlement requires no more than a monetary payment for which the indemnified party hereunder is fully indemnified and such settlement provides a complete release of, or dismissal with prejudice of, all claims against the indemnified party for all matters that were or could have been asserted in connection with such claim, or (ii) involves no other matters binding upon the indemnified party (other than obligations of confidentiality). If the indemnifying party elects to compromise or defend such Asserted Liability, it shall within thirty (30) calendar days from receipt of the Claims Notice notify the indemnified party of its intent to do so, and the indemnified party shall cooperate, at the expense of the indemnifying party, in the compromise of, or defense against, such Asserted Liability. If the indemnified party shall fail to cooperate, then each indemnifying party shall be relieved of its obligations under this Article 13 only to the extent that such indemnifying party is prejudiced by such failure to cooperate. Unless and until the indemnifying party elects to defend the Asserted Liability, the indemnified party shall have the right, at its option, to do so in such manner as it deems appropriate; provided, however, that the indemnified party shall not settle or compromise any Asserted Liability for which it seeks indemnification hereunder without the prior written consent of the indemnifying party (which shall not be unreasonably withheld, conditioned or delayed). The indemnifying party shall be entitled to participate in (but not to control) the defense of any Asserted Liability that it has elected not to defend with its own counsel and at its own expense.

        Section 13.5 Exclusive Remedy. The parties hereto expressly acknowledge that (a) except for any express indemnification obligations set forth in any Related Agreement, the provisions of this Article 13 shall be the sole and exclusive remedy for damages caused as a result of breaches of the warranties, representations, covenants and agreements contained in this Agreement, the Related Agreements or any document, certificate, schedule or instrument delivered or executed in connection herewith or therewith, except that the remedies of injunction and specific performance shall remain available to the parties hereto and (b) no indemnifying party shall be liable or otherwise responsible to any indemnified party for punitive damages resulting from any breach of any such warranties, representations, covenants and agreements.

        Section 13.6 Cooperation and Minimization of Damages. The Purchaser Indemnitees and the Seller Indemnitees shall cooperate in good faith, and shall each use reasonable efforts, to minimize their respective Losses for which they are entitled to indemnification under this Article 13 or for which they are entitled to indemnification under any of the Related Agreements.

ARTICLE 14
TERMINATION PRIOR TO CLOSING

        Section 14.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

        (a) By PLC’s providing written notice of termination to Purchaser, without liability (except as provided in Section 14.2), if Fortis or Purchaser shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it prior to the date of such termination, or (ii) materially breach any of its representations or warranties contained herein, such that, together with all other breaches, it would cause a condition to closing set forth in Article 11 not to be satisfied, which failure or breach is not cured within fifteen (15) days after PLC has notified Purchaser in writing of its intent to terminate this Agreement pursuant to this Section 14.1(a).

        (b) By Purchaser’s providing written notice of termination to PLC, without liability (except as provided in Section 14.2), if Sellers shall (i) fail to perform in any material respect their agreements contained herein required to be performed by them prior to the date of such termination, or (ii) materially breach any of their representations or warranties contained herein, such that, together with all other breaches, it would cause a condition to closing set forth in Article 10 not to be satisfied, which failure or breach is not cured within fifteen (15) days after Purchaser has notified Sellers of its intent to terminate this Agreement pursuant to this Section 14.1(b).

        (c) By Purchaser or PLC, by written notice delivered to the other, if (i) the Closing has not occurred on or before December 31, 2001 (provided, however, that if all conditions to Closing have been satisfied or waived on or before December 31, 2001, other than obtaining any required consents from Governmental Entities as listed on Schedules 7.4 and 10.3, such date shall be extended past December 31, 2001 for up to three additional months to April 1, 2002, at the request of either Sellers or Purchaser) (the “Termination Date”); or (ii) if any order, judgment or decree permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the transactions contemplated by this Agreement to be consummated.

        (d) At any time on or prior to the Closing Date, by mutual written consent of PLC and Purchaser.

        Section 14.2 Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 12.4(c)(ii) and (iii), which shall survive for the periods set forth therein, and the provisions of Sections 15.1, 15.6 and 15.9 and the remedies contemplated by Article 13, including, without limitation, specific performance and injunction as contemplated therein, which shall survive indefinitely.

        Section 14.3 Certain Obligations upon Termination.If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, Fortis shall, and shall cause each of its Affiliates to, promptly after such termination (a) deliver to PLC or destroy all information, records, forms, data, lists and other materials provided by PLC or any of its Affiliates to Fortis or any of its Affiliates with respect to the Business and (b) withdraw all policy forms filed for approval pursuant to Section 8.13(b) and destroy all such forms and work papers relating to such forms. The preceding sentence shall not be deemed to preclude Fortis or any of its Affiliates from developing on its own any such information, records, data, lists, materials or forms or from using any such developed information, records, data, lists, materials or forms so long as Fortis or such Affiliate complies with the terms and conditions of the Confidentiality Agreement.

ARTICLE 15
MISCELLANEOUS

        Section 15.1 Publicity. No release or announcement concerning this Agreement or the transactions contemplated hereby shall be made prior to the earlier of the Closing Date or termination of this Agreement without the prior written approval of both PLC and Fortis (which approval shall not be unreasonably withheld, conditioned or delayed), except as may otherwise be required by Applicable Law (including, without limitation, the filing of periodic and other reports with the Securities and Exchange Commission concerning the transactions contemplated by this Agreement and the Related Agreements and the filing as exhibits thereto of this Agreement and the Related Agreements) or the rules or requirements of any applicable United States or foreign stock exchange, and except (i) with respect to any Governmental Entity having jurisdiction over the disclosing party, (ii) to the NAIC, the NASD or any nationally recognized ratings agency that requests access to such information, (iii) in order for the parties to comply with their obligations hereunder, or (iv) if a default by the other party hereto has occurred under this Agreement to the extent reasonable for the non-defaulting party to enforce its rights and remedies hereunder. All parties shall cooperate with each other in making any release or announcement.

        Section 15.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by commercial courier, sent by facsimile transmission (and immediately after transmission confirmed by telephone) or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered by commercial courier or sent by facsimile transmission (and immediately after transmission confirmed by telephone) or, if mailed, on the date shown on the receipt therefor, as follows:

         (i)      If to Sellers to:
                  Protective Life Corporation
                  2801 Highway 280 South
                  Birmingham, Alabama  35223
                  Attn: Deborah Long, General Counsel
                  Fax No.: (205) 868-3597
                  Phone No.: (205) 879-9230

                  with a copy to (which shall not constitute notice for purposes of this Agreement):

                  Sutherland Asbill & Brennan LLP
                  999 Peachtree Street
                  Atlanta, Georgia  30309
                  Attn: Eric R. Fenichel
                  Fax No.: (404) 853-8806
                  Phone No.: (404) 853-8000

         (ii)     If to Purchaser to:
                  Fortis, Inc.
                  One Chase Manhattan Plaza
                  New York, New York 10005
                  Attn:    General Counsel
                  Fax No.:  212-859-7034
                  Phone No.:  212-859-7021

                  with a copy to (which shall not constitute notice for purposes of this Agreement):
                  Alston & Bird LLP
                  1201 West Peachtree Street
                  Atlanta, Georgia 30309-3424
                  Attn:  Susan J. Wilson
                  Fax No.:  (404) 881-4777
                  Phone No.:  404-881-7974

Any party may, by notice given in accordance with this Section 15.2 to the other party, designate another address or person for receipt of notices hereunder.

        Section 15.3 Entire Agreement. This Agreement and the Related Agreements contain the entire agreement among Fortis, Purchaser and Sellers with respect to the transfer of the Business by Sellers to Purchaser and supersede all prior agreements, written or oral, with respect thereto, except that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms as provided in Section 8.3.

        Section 15.4 Waivers and Amendments; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by all of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power, remedy or privilege, nor any single or partial exercise of any such right, power, remedy or privilege, preclude any further exercise thereof or the exercise of any other such right, remedy, power or privilege. Except as provided in Section 13.5, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

        Section 15.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

Section 15.6 Dispute Resolution.

        (a) Other than as provided for in Sections 3.4, 12.3(c) and 12.4(a) or in any Related Agreement, any dispute, controversy or claim arising out of or relating to this Agreement or any Related Agreement or the performance by the parties of its or their terms shall be settled by binding arbitration held at a location to be mutually agreed upon by the parties and in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Section 15.6. The interpretation and enforceability of this Section 15.6 shall be governed exclusively by the Federal Arbitration Act, 9 U.S.C. § 1-16.

        (b) There shall be a panel of three (3) arbitrators, each of whom has substantial experience in the life and health insurance industry, one of which shall be selected by PLC, one of which shall be selected by Purchaser, and the third of which shall be mutually selected by the arbitrators selected by PLC and Purchaser. In the event that such third arbitrator is not selected within ten (10) calendar days after the selection of the second arbitrator, the third arbitrator shall be selected by the American Arbitration Association.

        (c) The arbitrators shall allow such discovery as the arbitrators determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) calendar days after the selection of the arbitrators. The arbitrators shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) calendar days thereafter to reconsider and modify such decision if any party so requests within ten (10) calendar days after the decision. Thereafter, the decision of the arbitrators shall be final, binding, and nonappealable with respect to all Persons, including (without limitation) Persons who have failed or refused to participate in the arbitration process, unless such Person is challenging participation in the arbitration process pursuant to an action in a court of competent jurisdiction.

        (d) The arbitrators shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys’ fees and expenses in such manner as is determined to be appropriate by the arbitrators; provided that the arbitrators shall be bound by and shall limit their awards based upon the limitations of liability contained in this Agreement. A party may, however, seek an emergency temporary restraining order, if appropriate under Applicable Law, in any court having jurisdiction over the subject matter and the parties. Following the ruling on the request for temporary restraining order, the matter shall proceed in arbitration as set forth herein.

        (e) Judgment upon the award rendered by the arbitrators may be entered in any court having in personam and subject matter jurisdiction.

        (f) All proceedings under this Section 15.6, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and the arbitrators.

        (g) The fact that the dispute resolution procedures specified in this Section 15.6 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and the Related Agreements and during the pendency of any such procedure, all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

        (h) All applicable statutes of limitation shall be tolled with respect to the subject matter of the dispute while the procedures specified in this Section 15.6 are pending. The parties will take such action, if any, required to effectuate such tolling.

        Section 15.7 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives, whether by merger, consolidation or otherwise. This Agreement may not be assigned by any party without the prior written consent of the other party hereto provided, however, that Purchaser may assign its rights and obligations under this Agreement, in whole or in part, to any wholly owned subsidiary of Fortis without obtaining the prior written consent of Sellers, and provided, further that (i) Fortis gives Sellers notice of such assignment, and (ii) any such assignment shall not relieve Fortis of its obligations hereunder.

        Section 15.8No Third Party Beneficiaries. Except as otherwise expressly set forth in any provision of this Agreement, nothing in this Agreement is intended or shall be construed to give any Person (including Business Employees or Transferred Employees), other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

        Section 15.9 Expenses. Except as otherwise provided herein, the parties hereto shall each bear their respective expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, including, without limitation, all fees and expenses of agents, representatives, investment bankers, counsel, actuaries and accountants.

        Section 15.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

        Section 15.11 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

        Section 15.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

        Section 15.13 Waiver of Jury Trial. Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceedings arising out of or related to this Agreement or the transactions contemplated hereby.

[Remainder of this page intentionally left blank. Signatures on the following page.]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                   PROTECTIVE LIFE CORPORATION

                   By:
                   Name:
                   Title:

                   PROTECTIVE LIFE INSURANCE COMPANY

                   By:
                   Name:
                   Title:

                   FORTIS, INC.

                   By:
                   Name:
                   Title:

                   DENTAL CARE HOLDINGS, INC.

                   By:
                   Name:
                   Title: